                                      EXHIBIT 2

                              STOCK PURCHASE AGREEMENT

                                       Between

                             Thomas & Betts Corporation,

                                      as Seller

                                         and

                            Vishay Intertechnology, Inc.,

                                    as Purchaser


                                 Dated July 12, 1994

                                  TABLE OF CONTENTS


Sections                                                              Page

Index To Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .  iv

1.     Purchase and Sale of Stock. . . . . . . . . . . . . . . . . . .  2

2.     Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .  2

3.     Closing     . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.     Obligations at Closing; Further Assurances. . . . . . . . . . .  3

5.     Representations and Warranties by Seller. . . . . . . . . . . .  5

       5.1   Organization, Standing and
                   Qualification; Business . . . . . . . . . . . . . .  5
       5.2   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .  7
       5.3   Transactions with Certain Persons . . . . . . . . . . . .  7
       5.4   Execution, Delivery and Performance of
               Agreement; Authority; Consents
               and Approvals . . . . . . . . . . . . . . . . . . . . .  9
       5.5   Capitalization. . . . . . . . . . . . . . . . . . . . . . 10
       5.6   Financial Statements. . . . . . . . . . . . . . . . . . . 11
       5.7   Absence of Undisclosed Liabilities. . . . . . . . . . . . 13
       5.8   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       5.9   Absence of Changes or Events. . . . . . . . . . . . . . . 16
       5.10  Litigation. . . . . . . . . . . . . . . . . . . . . . . . 19
       5.11  Compliance with Laws and Other Instruments. . . . . . . . 20
       5.12  Title to and Condition of Properties. . . . . . . . . . . 21
       5.13  Schedules . . . . . . . . . . . . . . . . . . . . . . . . 23
       5.14  Insurance . . . . . . . . . . . . . . . . . . . . . . . . 26
       5.15  Patents, etc. . . . . . . . . . . . . . . . . . . . . . . 27
       5.16  No Guaranties . . . . . . . . . . . . . . . . . . . . . . 28
       5.17  Product Returns; Warranties . . . . . . . . . . . . . . . 29
       5.18  Employee Benefit Plans. . . . . . . . . . . . . . . . . . 29
       5.19  Labor Matters . . . . . . . . . . . . . . . . . . . . . . 40
       5.20  Environmental Matters . . . . . . . . . . . . . . . . . . 42
       5.21  No Brokers; Absence of Certain
                   Business Practices. . . . . . . . . . . . . . . . . 46
       5.22  Vitramon Brazil . . . . . . . . . . . . . . . . . . . . . 47
       5.23  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 47

6.     Representations and Warranties by Purchaser . . . . . . . . . . 48
       6.1   Organization. . . . . . . . . . . . . . . . . . . . . . . 48
       6.2   Execution, Delivery and Performance
                   of Agreement. . . . . . . . . . . . . . . . . . . . 48
       6.3   Litigation. . . . . . . . . . . . . . . . . . . . . . . . 49
       6.4   Governmental Approvals and Filings. . . . . . . . . . . . 49
       6.5   Purchase for Investment . . . . . . . . . . . . . . . . . 49
       6.6   No Brokers. . . . . . . . . . . . . . . . . . . . . . . . 50
       6.7   Financing . . . . . . . . . . . . . . . . . . . . . . . . 50
       6.8   Breach. . . . . . . . . . . . . . . . . . . . . . . . . . 50
7.     Conduct of Business Prior to Closing. . . . . . . . . . . . . . 50

8.     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

       8.1   Covenants of Seller and the Company . . . . . . . . . . . 54

             8.1.1  Access to Information, Documents and
                       Premises. . . . . . . . . . . . . . . . . . . . 54
             8.1.2  Directors Authorization. . . . . . . . . . . . . . 56
             8.1.3  Certain Additional and Pro Forma Financial
                       Information . . . . . . . . . . . . . . . . . . 57
             8.1.4  Elimination of Certain Liabilities . . . . . . . . 58

       8.2   Covenant of Purchaser Regarding Financing . . . . . . . . 58

       8.3   Covenants of Seller and Purchaser . . . . . . . . . . . . 59

             8.3.1  Maintaining Representations and
                        Warranties . . . . . . . . . . . . . . . . . . 59
             8.3.2  Facilitating the Transaction . . . . . . . . . . . 59
             8.3.3  Changes in Representations and
                        Warranties . . . . . . . . . . . . . . . . . . 59
             8.3.4  Title Insurance. . . . . . . . . . . . . . . . . . 60
             8.3.5  Replacement Insurance. . . . . . . . . . . . . . . 62
             8.3.6  Government Filings . . . . . . . . . . . . . . . . 62
             8.3.7  Cooperation and Records Retention. . . . . . . . . 63

9.  Taxes          . . . . . . . . . . . . . . . . . . . . . . . . . . 64

       9.1   General . . . . . . . . . . . . . . . . . . . . . . . . . 64
       9.2   Tax Sharing Agreements. . . . . . . . . . . . . . . . . . 66
       9.3   Elections . . . . . . . . . . . . . . . . . . . . . . . . 66
       9.4   Tax Refunds . . . . . . . . . . . . . . . . . . . . . . . 66
       9.5   Post-Closing Matters. . . . . . . . . . . . . . . . . . . 67

10.    Conditions Precedent to Purchaser's Obligations . . . . . . . . 69

11.    Conditions Precedent to Seller's Obligations. . . . . . . . . . 72

12.    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 73

13.    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 88

14.    Nature and Survival of Representations
             and Warranties. . . . . . . . . . . . . . . . . . . . . . 89

15.    Notices     . . . . . . . . . . . . . . . . . . . . . . . . . . 92

16.    Legal and Other Costs . . . . . . . . . . . . . . . . . . . . . 93

17.    Public Announcements. . . . . . . . . . . . . . . . . . . . . . 95

18.    Scope of Representations and Warranties . . . . . . . . . . . . 96

19.    Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . 96
       19.1  Covenant. . . . . . . . . . . . . . . . . . . . . . . . . 96
       19.2  Confidentiality . . . . . . . . . . . . . . . . . . . . . 98
       19.3  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . 99
       19.4  Non-Competition Severability. . . . . . . . . . . . . . . 100

20.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . 100

Index To Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . iv

                               INDEX TO DEFINED TERMS

Term                                                     Page No.(s)

Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Base Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . .12
Basket . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74
Base Financial Statements. . . . . . . . . . . . . . . . . . . . . .12
Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Business Practices . . . . . . . . . . . . . . . . . . . . . . . . .65
Claim Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .86
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company's Assets . . . . . . . . . . . . . . . . . . . . . . . . . .22
Company's Defined Benefit Plan . . . . . . . . . . . . . . . . . . .33
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . 100
Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74
Cut-off Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .87
D&B Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
Defaulting Party . . . . . . . . . . . . . . . . . . . . . . . . . .93
Dispute Period . . . . . . . . . . . . . . . . . . . . . . . . . . .87
Employee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Environment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . .44
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . .45
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
ERISA Affiliate. . . . . . . . . . . . . . . . . . . . . . . . .39, 40
Fee Properties . . . . . . . . . . . . . . . . . . . . . . . . . . .60
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .11
Former Employee. . . . . . . . . . . . . . . . . . . . . . . . . . .30
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Group. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Hazardous Substance. . . . . . . . . . . . . . . . . . . . . . . . .45
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . .87
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . .87
Indemnity Notice . . . . . . . . . . . . . . . . . . . . . . . . . .87
Instrument . . . . . . . . . . . . . . . . . . . . . . . . . . . . .96
Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Interim Financial Statements . . . . . . . . . . . . . . . . . .12, 57
June Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Leased Properties. . . . . . . . . . . . . . . . . . . . . . . . . .60
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . .17
Non-Defaulting Party . . . . . . . . . . . . . . . . . . . . . . . .94
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Permitted Encumbrances . . . . . . . . . . . . . . . . . . . . . . .61
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .79
Pre-Closing Short Period . . . . . . . . . . . . . . . . . . . . . .65
Pre-Closing Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .65
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Qualified Product List . . . . . . . . . . . . . . . . . . . . . . .21
RCRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . .53
Restricted Period. . . . . . . . . . . . . . . . . . . . . . . . . .96
Retiree Medical Plan . . . . . . . . . . . . . . . . . . . . . . . .37
Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Section 338(h)(10) Election. . . . . . . . . . . . . . . . . . . . .69
Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Seller's Deferred Compensation Plan. . . . . . . . . . . . . . . . . 2
Seller's Defined Benefit Plan. . . . . . . . . . . . . . . . . . . .32
Seller's Equity Plans. . . . . . . . . . . . . . . . . . . . . . . .32
Site Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . .46
Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
TBHUK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
TBI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Territory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .98
Third Party Claim. . . . . . . . . . . . . . . . . . . . . . . . . .79
Title Commitment . . . . . . . . . . . . . . . . . . . . . . . . . .60
Title Company. . . . . . . . . . . . . . . . . . . . . . . . . . . .60
Title Defects. . . . . . . . . . . . . . . . . . . . . . . . . . . .62
Transfer Date. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Transferred Subsidiaries . . . . . . . . . . . . . . . . . . . . .   7
UK Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
VL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

             AGREEMENT dated July 12, 1994 by and between Thomas & Betts Corporation ("Seller"), a New Jersey corporation having its principal office at 1555 Lynnfield Road, Memphis, Tennessee 38119, and Vishay Intertechnology, Inc. ("Purchaser"), a Delaware corporation having its principal office at 63 Lincoln Highway, Malvern, Pennsylvania 19355.

                                W I T N E S S E T H :

             WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Vitramon, Incorporated, a Delaware corporation (the "Company"), and Thomas & Betts Holdings (U.K.) Limited, an indirect subsidiary of Seller ("TBHUK"), and Seller are the owners of all the issued and outstanding ordinary shares of Vitramon Limited, an English corporation ("VL");

             WHEREAS, the Company and VL are engaged in the design, manufacture and sale of multilayer ceramic chip capacitors and certain types of filters; and

             WHEREAS, Purchaser desires to purchase from Seller and TBHUK, and Seller and TBHUK desire to sell to Purchaser, all of the issued and outstanding capital stock of the Company and VL, respectively, on the terms and conditions hereinafter set forth;

             NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Seller and Purchaser, intending to be legally bound, do hereby agree as follows:

             1. Purchase and Sale of Stock. Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby agrees to (or to cause its subsidiaries to) sell, transfer, convey, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept delivery from Seller, at the Closing hereunder, all of the issued and outstanding shares of capital stock of the Company and of VL, consisting of 100 shares of common stock, par value $.10 per share, of the Company (the "Stock"), and 25,000 shares, Pound 1 par value, of VL (the "U.K Shares"). Good and valid title to the Stock and the U.K. Shares shall be transferred free and clear of all liens, encumbrances, charges and claims whatsoever, including any tax liens and charges.

             2. Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Stock and the U.K. Shares by Seller to Purchaser hereunder, and in reliance upon the representations and warranties made herein or pursuant hereto by Seller, Purchaser will pay to Seller at the Closing a total purchase price of $184,000,000 (the "Purchase Price"), $176,000,000 of which is allocable to, and deemed to be in consideration of, the Stock (of which $32,000,000 is allocable to the Transferred Subsidiaries (as defined in Section 5.2) excluding VL) and $8,000,000 of which is allocable to, and deemed to be in consideration of, the U.K. Shares, payable by wire transfer in immediately available funds to a bank account of Seller in accordance with written instructions of Seller given to Purchaser at least 48 hours prior to the Closing.

             3. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M., local time, on the 18th day of July, 1994 at the offices of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, 919 Third Avenue, New York, New York 10022, or at such other time and place as the parties may agree upon. The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date.
In the event either of the parties is entitled not to close on the scheduled date because a condition to its obligation to close set forth in Sections 10 or 11 hereof has not been met (or waived by the party or parties entitled to waive it), the other party may, subject to Section 13(a)(ii) hereof, postpone the Closing, from time to time, by giving at least three days prior notice to such party, until the condition has been met (which all parties will use their best efforts to cause to happen).

             4. Obligations at Closing; Further Assurances. (a) At the Closing, Seller will deliver or cause to be delivered to
Purchaser:

                   (i)  stock certificates representing the
             Stock and the U.K. Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and accompanied by all requisite stock transfer stamps;

                   (ii)  resignations or removals of such of
             the directors and officers of the Company and each of the Transferred Subsidiaries (as defined in Section 5.2 hereof) as shall have been requested by Purchaser effective immediately; and

                   (iii)  certified copies of the certificate
             of incorporation and by-laws, good standing certificates (and to the extent in Seller's possession) minute books, stock books and stock transfer ledgers of the Company and each Transferred Subsidiary, and all other documents required to be delivered on or before the Closing by Seller and the Company to the Purchaser under the provisions of this Agreement (to the extent not previously delivered).

             (b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the Purchase Price, and all other documents required to be delivered on or before the Closing by Purchaser to Seller (to the extent not previously delivered).

             (c) At any time and from time to time after the Closing, at Purchaser's reasonable request and without further considera-tion, Seller will execute and deliver such other documents or instruments of sale, transfer, conveyance, assignment, delivery and confirmation, and deliver such other documents and take such other action as may reasonably be necessary or desirable in order more effectively to sell, transfer, convey, assign and deliver to Purchaser and to confirm Purchaser's right, title and interest in and to the Stock and the U.K. Shares and the transfer thereof to Purchaser and (at no additional out-of-pocket expense to Seller) to confirm the Company's right, title and interest in and to the Company's Assets (as defined in Section 5.12(a) hereof) and to enable Purchaser to exercise all rights with respect to the Stock, the U.K. Shares and the Company's Assets and to otherwise carry out Seller's obligations under this Agreement, and each party shall take all further actions and execute and deliver such other instruments that may be reasonably requested by the other party to effectuate any other provision of this Agreement.

             5. Representations and Warranties by Seller. Seller hereby represents and warrants to Purchaser as follows:

             5.1   Organization, Standing and Qualification; Business.
(a) Seller, the Company and each Transferred Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on Schedule 5.1(a). The Company and each Transferred
Subsidiary has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated;
and except as disclosed on Schedule 5.1(a), each is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in the jurisdictions listed on Schedule 5.1(a), which are the only jurisdictions where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication. The Company has delivered to Purchaser true and complete copies of its and each Transferred Subsidiary's certificate of incorporation and all amendments thereto and the by-laws of the Company and each Transferred Subsidiary as presently in effect, certified as true, complete and correct by its Secretary, and such by-laws are in full force and effect as of the date hereof.

       (b) Immediately after consummation of the transactions contemplated by this Agreement, the Company and the Transferred Subsidiaries will be able to conduct Seller's business involving the design, manufacture and sale of multilayer ceramic chip capacitors and certain types of filters (the "Business") in substantially the same manner as the Company and the Transferred Subsidiaries conducted the Business prior to the Closing, except to the extent affected by the identity or legal or regulatory status of Purchaser or its affiliates (as such term is understood under U.S. securities law, "Affiliates").

       (c) The books of account, minute books, stock certificate books and stock transfer ledgers of the Company and the Transferred Subsidiaries made available to Purchaser are complete and correct, and there have been no transactions involving the business of the Company or any Transferred Subsidiary which properly should have been set forth therein and which have not been accurately so set forth.

             5.2 Subsidiaries. (a) The Company has no subsidiaries except those listed on Schedule 5.2 (with VL, the "Transferred Subsidiaries"). The Company has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on
Schedule 5.2. The Business has not been conducted through any direct or indirect subsidiary or affiliate of Seller other than the Company and the Transferred Subsidiaries.

             (b) Seller owns beneficially and of record all of the outstanding capital stock of Thomas & Betts International, Inc. a corporation organized under the laws of Delaware ("TBI"). As of the date hereof, TBI and the Company together own beneficially and of record all of the outstanding capital stock of TBHUK. Prior to the Closing, the Company shall dividend to Seller all of the outstanding capital stock of TBHUK it owns beneficially and of record.

             5.3 Transactions with Certain Persons. Except as set forth on Schedule 5.3(a), during the past three years neither the Company nor any Transferred Subsidiary has, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, Seller or any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with the Company or Seller (other than the Transferred Subsidiaries).
Except as set forth on Schedules 5.3(b) or 5.18(a), neither the Company nor any Transferred Subsidiary owes any amount to, or has any contract with Seller or any director, officer or employee of Seller, the Company or any Transferred Subsidiary (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons (other than a Transferred Subsidiary) owes any amount other than advances arising in the ordinary course of business consistent with prior practice to the Company. Except as set forth on Schedule 5.3(c), no part of the property or assets of Seller or any direct or indirect subsidiary or affiliate of Seller (other than the Transferred Subsidiaries) is used by the Company or any Transferred Subsidiary. Neither Seller nor any of its direct or indirect subsidiaries (other than the Company and the Transferred Subsidiaries) owns, conducts or operates any business involved directly in the design, manufacture and sale of capacitors or other completed products of the Company or the Transferred Subsidiaries.

             5.4 Execution, Delivery and Performance of Agreement; Authority; Consents and Approvals. (a) Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance on the property of the Company or the Transferred Subsidiaries pursuant to any provision of Seller's, the Company's or any Transferred Subsidiary's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, law, ordinance, rule or regulation or any order, judgment or decree to which Seller, the Company or any Transferred Subsidiary is a party or by which any of them is bound. Seller has the full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, including, without limitation, the transfer of the Stock and the U.K. Shares to Purchaser pursuant hereto. All proceedings required to be taken by Seller or its stockholders to authorize the execution, delivery and performance of this Agreement have been properly taken and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

             (b) Except as identified on Schedule 5.4(b) or disclosed pursuant to Section 5.13 hereof, no filing with, and no permit, authorization, consent, waiver or approval of, any governmental or regulatory agency or any lender, trustee, security holder of Seller, the Company or any of the Transferred Subsidiaries is necessary in connection with the execution, delivery or performance by Seller of this Agreement or for the consummation by it of the transactions contemplated hereby.

             5.5 Capitalization. All of the authorized capital stock of the Company consists solely of 2,000,000 shares of common stock, par value $.10 per share, of which 100 shares are issued and outstanding as of the date of this Agreement. All of the authorized capital stock of VL consists of 50,000 shares, par value Pound 1 per share, of which 25,000 are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and of record by Seller. All of the issued and outstanding shares of capital stock of each Transferred Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and, except as set forth in Schedule 5.5, of record by the Company or in the case of the U.K. Shares, by TBHUK. Except as set forth on Schedule 5.5, Seller has, and will have at the Closing, valid title to the Stock, and the Company (or in the case of the U.K. Shares, TBHUK) has, and will have at the Closing, valid title to all of the capital stock of each of the Transferred Subsidiaries, in each case free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, including without limitation, any which affect transferability. Except for this Agreement, there are no outstanding (a) securities convertible into or exchangeable or exercisable for the capital stock of the Company or any of the Transferred Subsidiaries, (b) subscriptions, options, warrants, calls, or other rights to purchase or subscribe for or otherwise acquire capital stock of the Company or any of the Transferred Subsidiaries or (c) contracts, demands, commitments, or other agreements or arrangements of any character or nature whatever under which the Company or any Transferred Subsidiary is or may become required to issue, assign or transfer any shares of the capital stock of the Company or any Transferred Subsidiary or purchase or make payment in respect of any shares of its capital stock, as the case may be, now or heretofore outstanding.

             5.6 Financial Statements. Seller has delivered to Purchaser copies (initialled by the Seller's Vice President of Finance and identified with a reference to this Section 5.6) of the following unaudited consolidated and consolidating financial statements of the Company and the Transferred Subsidiaries (hereinafter collectively referred to as the "Financial Statements"), all of which have been prepared from the books and records of the Company and the Transferred Subsidiaries and fairly present, in all material respects, in accordance with generally accepted accounting principles ("GAAP") consistently applied, except as set forth therein and except that the financial statements referred to below are not accompanied by footnotes and the consolidating financial statements reflect application of a materiality standard appropriate to the Company and the Transferred Subsidiaries on a consolidated basis, the consolidated and consolidating financial condition of the Company and the Transferred Subsidiaries as at their respective dates and the consolidated and consolidating results of their operations for the periods covered thereby subject, except in the case of annual financial statements, to year-end audit adjustments:

                   (i)  unaudited consolidated and
             consolidating balance sheet of the Company and the Transferred Subsidiaries as at January 2,
             1994 and December 31, 1992 and 1991, and the
             Company's unaudited consolidated and
             consolidating statements of earnings and changes in financial position for each of the three fiscal years then ended;

                   (ii)  unaudited consolidated and
             consolidating balance sheet of the Company and the Transferred Subsidiaries as at April 3,
             1994 (the "Base Balance Sheet"), and the
             Company's unaudited consolidated and
             consolidating statement of earnings and
             changes in financial position for the fiscal quarter then ended (collectively, the "Base
             Financial Statements"); and

                   (iii)  unaudited consolidated and
             consolidating balance sheets of the Company and the Transferred Subsidiaries as at each of May 1, and May 29, 1994, and the
             Company's unaudited consolidated and
             consolidating statements of earnings and changes in financial position for each fiscal month then ended (collectively, with the Financial Statements to be delivered pursuant to Section 8.1.3(a) hereof, the "Interim Financial Statements").

Except as expressly specified therein, such Interim Financial
Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

             5.7 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 5.7, as of April 3, 1994, neither the Company nor any of the Transferred Subsidiaries had any debts, liabilities, claims, losses, damages, commitments, deficiencies or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before April 3, 1994, whether or not then known, due or payable, which are of a type that would be required to be set forth on the Base Balance Sheet in accordance with GAAP and have not been so set forth. This Section 5.7 shall not apply to Taxes (as hereinafter defined).

             5.8 Taxes. (a) "Taxes" shall mean all federal, state, local and foreign taxes, including any interest or penalties, imposed on or measured by income. "Group" shall mean, individually and collectively, (i) Company, (ii) Seller, (iii) the Transferred Subsidiaries and (iv) any individual, trust, corporation, partnership or any other entity as to which Company or the Transferred Subsidiaries may be liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

             (b) Seller, the Company, each of the Transferred Subsidiaries, and any other subsidiary of Seller has filed (or will file) within the time prescribed by law or regulations (taking into account all available extensions) all required Tax returns or reports ("Returns"). Each of Seller, the Company, the Transferred Subsidiaries and any other subsidiary of Seller has paid in full and on a timely basis all Taxes due and payable. There is no audit, examination, deficiency or refund litigation pending or threatened with respect to any Taxes of the Group that could result in a determination that would have a Material Adverse Effect (as defined in Section 10(c) hereof). All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes on the Base Balance Sheet (in each case in accordance with GAAP). There are no liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Group.

             (c) Except as set forth in Schedule 5.8(c), no rulings have been issued by or agreements entered into with any tax authority with respect to the Company or any of the Transferred
Subsidiaries that could affect the Company or any of the Transferred Subsidiaries for periods ending after the Closing Date.

             (d) Except as set forth in Schedule 5.8(d), neither the Company nor any of the Transferred Subsidiaries (i) has granted any power of attorney with respect to any matter relating to Taxes which is currently in force or (ii) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes.

             (e) Except as set forth in Schedule 5.8(e), neither the Company nor any of the Transferred Subsidiaries (i) has assets which directly or indirectly secure any debt the interest on which is tax-exempt under section 103(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has assets which constitute "tax-exempt use property" within the meaning of section 168(h) of the Code, (iii) has to the knowledge of Seller participated in an international boycott within the meaning of section 999 of the Code or (iv) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or an excise tax to the recipient of such payment pursuant to section 4999 of the Code.

             (f) Seller is not a person other than a United States person within the meaning of the Code.

             (g) Seller represents it will file a consolidated federal income tax return including the Company for the taxable year immediately preceding the current taxable year and that Seller is eligible to make an election under section 338(h)(10) of the Code with respect to the Company.

             (h) Seller shall make available to Purchaser all returns filed by or on behalf of the Company and each Transferred
Subsidiary with respect to payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, capital taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, workers' compensation taxes, taxes relating to Benefit Plans (as defined in Section 5.18) and any other tax returns reasonably requested by Purchaser.

             5.9 Absence of Changes or Events. Except as set forth in Schedule 5.9, since April 3, 1994 and prior to the date hereof the Company and each of the Transferred Subsidiaries has conducted its business only in the ordinary course consistent with prior practice and none of them has:

                   (a) incurred any obligation or liability, absolute, accrued, known or unknown, contingent or otherwise, whether due or to become due, except in the ordinary course of business and consistent with its prior practice, and except obligations or liabilities, in any case or in the aggregate, that have not had or are not reasonably likely to result in any material adverse change in the business, results of operations or financial condition of the Company and the Transferred Subsidiaries, taken as a whole, (a "Material Adverse Effect");

                   (b) discharged or satisfied any liabilities, obligations, claims, liens, mortgages, charges, security interests or other encumbrances (collectively, the "Encumbrances") (other than those then required to be discharged or satisfied by their terms), or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the ordinary course of business and consistent with its prior practice;

                   (c) except for a $5,000,000 cash dividend paid by the Company to Seller in May 1994 and the dividend by the Company of shares of TBHUK prior to the Closing, declared or made any payment of dividends or other distribution to its stockholder (other than to the Company) or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock;

                   (d) mortgaged, pledged or subjected to Encumbrance any of its property, business or assets, tangible or intangible, other than those Encumbrances permitted under
             Section 5.12(a) hereof;

                   (e)  sold, transferred, leased to others or
             otherwise disposed of any of its assets, except in the ordinary course of business consistent with prior practice, or cancelled or compromised any debt or claim, or waived or released any right of substantial value, except in the ordinary course of business consistent with prior practice;

                   (f) received any notice of termination of any contract, lease or other agreement which, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect;

                   (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any agreement or commitment relating to, any United States or foreign license, patent, copyright, trademark, service mark, trade name, invention or similar rights, or modified any existing rights with respect thereto, except in the ordinary course of business, consistent with prior practice;

                   (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, or other payment under a Benefit Plan (as defined in Section 5.18), to any director, officer, employee, salesman, distributor or agent, other than in the ordinary course of business consistent with its prior practice;

                   (i) acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation, except in the ordinary course of business consistent with prior practice;

                   (j) made any capital expenditures or capital additions or betterments in excess of an aggregate of $6,000,000;

                   (k) materially changed any of its material banking or safe deposit arrangements;

                   (l) settled or agreed to settle or suffered any materially adverse determination in any material litigation, action or proceeding before any court or governmental body;

                   (m)  failed to replenish its inventories and
             supplies in the ordinary course of business consistent with its prior practice or made any change in its selling, pricing, advertising or personnel practices other than in the ordinary course of business;

                   (n) suffered any change, event or condition which, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect, including, without limitation, any change in revenues, costs or backlog, other than those changes, events or conditions occurring as a result of general economic or financial conditions or other developments that are not unique to the Company and the Transferred Subsidiaries but also have a significant negative impact on the passive electronics components industry;

                   (o) entered into any significant transaction, con-tract or legally binding commitment other than in the ordinary course of business, consistent with prior practice;

                   (p) made any change in any method of accounting or auditing practices except as required by GAAP or generally accepted auditing standards or made any change in depreciation or amortization policies or rates adopted by it or made any change in its method of carrying its inventory on its books;

                   (q) except as required by this Agreement, amended its certificate of incorporation or by-laws or merged with or into or consolidated with any other person or changed in any manner the rights of its outstanding capital stock or the character of its business;

                   (r) incurred any material damage, destruction or loss to any of the Company's Assets (as hereinafter defined) by reason of fire, explosion, earthquake, accident, casualty, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or any enemy, or other similar casualty or event (whether or not the same has been insured against); or

                   (s) entered into any agreement or made any legally enforceable commitment to take any of the types of action described in subsections (a), (b), (c), (d), (e), (g),
             (h), (i), (j), (k), (l), (m), (o), (p) or (q) above.

             5.10 Litigation. Except as set forth in Schedule 5.10, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree, writ, award or judgment in progress, pending or in effect, or to the knowledge of Seller threatened, against or relating to the Company or any of the Transferred Subsidiaries, or their respective officers, directors or employees (as such), properties, assets or business or the transactions contemplated by this Agreement.

             5.11  Compliance with Laws and Other Instruments.
(a) The Company and each of the Transferred Subsidiaries has complied with all existing laws (other than laws relating to Taxes, military specifications, Employee Benefits Plans, Labor Laws and Environmental Laws which are dealt with specifically in Sections 5.8, 5.11(b), 5.18, 5.19 and 5.20, hereof), rules, regulations, ordinances, orders, judgments and decrees applicable to them, except where the failure to comply has not had and is not reasonably likely to result in a Material Adverse Effect. Neither the ownership nor use of its properties nor the conduct of its business by the Company or any of the Transferred Subsidiaries conflicts with the rights of any other person, firm or corporation or entity or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a breach or default, right to accelerate or loss of rights under, any term or provision of its certificate of incorporation or by-laws, or, to the knowledge of Seller, any order, judgment, restriction or decree to which the Company or any Transferred Subsidiary is a party or by which it is bound or affected or by which its properties may be bound or affected. None of the Seller, the Company or any of the Transferred Subsidiaries has received any notice of violation of any applicable regulation, ordinance or other law, order or regulation, whether foreign, domestic, federal, state or local, which is applicable to the business, operations, properties or assets of the Company or the Transferred Subsidiaries.

             (b) The Company and each of the Transferred Subsidiaries has complied with all specifications and other requirements of any government or governmental agency, domestic or foreign, applicable to the products manufactured by the Company and each of the Transferred Subsidiaries and sold to such government or agency. In addition, each of the Company and the Transferred Subsidiaries has complied with all (i) government or military specifications or requirements and Qualified Product Lists published from time to time by the Defense Electronics Supply Center which are applicable to products manufactured by the Business (the "Qualified Product List") and (ii) established reliability, testing, quality assurance or other similar procedures and/or regulations (including, but not limited to, procurement regulations relating to the failure to comply with such procedures and/or regulations) of the U.S.
Government (including, but not limited to, the Department of Defense and NASA) or any foreign government incorporating such standards applicable to any products manufactured by the Business prior to the Closing. None of Seller, the Company or any of the Transferred Subsidiaries is subject to any debts, liabilities or obligations, whether civil or criminal, relating to or arising under any contract or subcontract as a result of a failure to comply with the foregoing.

             5.12 Title to and Condition of Properties. (a) Subject to the next sentence, the Company and each of the Transferred Subsidiaries has good (and with respect to the Fee Properties, as hereinafter defined, marketable and insurable) title to all the properties and assets reflected in Schedules 5.13 (a) and (c)
(except property sold or retired after the date hereof in the ordinary course of business, consistent with prior practice) (collectively, the "Company's Assets"). None of the Company's
Assets is subject to any Encumbrance of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as expressly set forth in the Base Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof, or (ii) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not detract from the value of the properties of the Company taken as a whole and (B) do not interfere with either the present and continued use of such properties, taken as a whole, or the conduct of the Business in the ordinary course.

             (b) All of the properties and assets owned, leased or used by the Company and the Transferred Subsidiaries, taken as a whole, are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes used and are adequate and sufficient for all current operations of the Company and the Transferred Subsidiaries. There are no pending or, to the knowledge of Seller or the Company, threatened condemnation, eminent domain or annexation proceedings against any of such properties and none of them or the improvements thereon violates any applicable easement, deed restriction or other covenant, restriction or agreement.

             5.13 Schedules. Schedule 5.13 contains, as of the date hereof, an accurate and complete list of:

                   (a)  All real property (including fixtures
             and improvements thereon) (i) owned by the Company or any Transferred Subsidiary or which is used by the Company or any Transferred Subsidiary in connection with the operation of its business, having a book value at April 3, 1994, or (ii) leased under leases providing for any annual rental, in excess of $25,000.

                   (b)  As of a date no earlier than
             March 31, 1994, all of the Company's and the Transferred Subsidiaries' receivables having a book value at April 3, 1994 in excess of $25,000 (which shall include accounts receiv-able, loans receivable and any advances to customers but shall not include any amounts owing to or from Seller or any Transferred
             Subsidiary), together with information as to each such listed receivable that has been out-standing for more than 60 days.

                   (c)  All machinery, tools, equipment,
             motor vehicles, rolling stock and other
             tangible personal property (other than
             inventory and supplies), owned, leased or used by the Company or any Transferred Subsidiary, except for items having a book value at April
             3, 1994, or original price or leased under leases providing for an annual rental of less than $10,000.

                   (d)  All patents, patent applications,
             patent licenses, trademarks, trademark regis-trations, and applications therefor, service marks, service names, trade names, brand names, copyright registrations, and applications therefor, wholly or partially owned or held by the Company or any Transferred Subsidiary or used in the operation of the Business and material thereto.

                   (e)  All material fire, theft, property,
             casualty, liability, workers' compensation, directors and officers liability, surety bonds, key man life insurance and other insurance policies and binders insuring the Company or any Transferred Subsidiary that are currently in effect (the "Insurance"), specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

                   (f)  All manufacturers sales
             representatives agreements, distributor
             agreements (including franchises) or agreements providing for the services of an independent contractor providing for aggregate payments in excess of $20,000 to which the Company or any Transferred Subsidiary is a party.

                   (g)  Each contract with the United States
             or any foreign government or any agency or department of any thereof to which the Company or any Transferred Subsidiary is a party.

                   (h)  All loan agreements, indentures,
             mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which the Company or any Transferred Subsidiary is a party or by which it or any of its property is bound having (in the case of any indebtedness) a principal amount or providing for (in the case of other agreements) payments in excess of $100,000.

                   (i)  All contracts, agreements and binding
             commitments, whether or not fully performed, pursuant to which the Company has acquired, in the last three years from the date hereof, capital stock or any other securities of any corporation or any interest in any business enterprise (other than any such acquisition or interest in any Transferred Subsidiary), or otherwise made any loan or advance to or investment in any person, firm or corporation (other than a Transferred Subsidiary or to officers or employees in the ordinary course of business, consistent with prior practice).

                   (j)  All other contracts or agreements, to
             which the Company or any Transferred Subsidiary is a party or by which it or any of its property is bound involving payments or receipts by the Company or any Transferred Subsidiary, as the case may be, of more than $250,000 in any single case and which are not terminable by the Company or any Transferred Subsidiary on 30 days' or less notice without any penalty or consideration.

                   (k)  The names of all directors and
             officers of the Company and each Transferred
             Subsidiary; the name of each bank in which the Company or any Transferred Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from the Company or any Transferred Subsidiary.

All of the contracts, agreements, leases, licenses and commit-ments required to be listed on Schedule 5.13 (other than those which have been fully performed) as of the date hereof (i) are valid, binding and enforceable against (A) the Company or a Transferred Subsidiary, as the case may be, and (B) to Seller's knowledge, the other party or parties thereto, as the case may be, in accordance with their respective terms and (ii) are in full force and effect. Except as specified in Schedule 5.13, no contract, agreement, lease, license or binding commitment to which the Company or any Transferred Subsidiary is a party requires any consent or waiver to remain in full force and effect as a result of the Closing. Except as disclosed in Schedule 5.13, there is not thereunder any existing default by the Company or any Transferred Subsidiary, or event which, after notice or lapse of time, or both, would constitute a default by the Company or any Transferred Subsidiary or result in a right to accelerate or loss of rights by the Company or any Transferred Subsidiary. None of the existing or completed contracts of the Company or any Transferred Subsidiary is subject to renegotiation with any governmental body. In addition, except as disclosed on Schedule 5.13, no contract, agreement, lease, license or commitment to which the Company or any Transferred Subsidiary is a party contains any provision that would alter or amend any of the terms thereof following the Closing as a result of the transfer of the Stock or the U.K. Shares pursuant hereto. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on Schedule 5.13 (together with any and all amendments thereto) have been made available to Purchaser.

             5.14 Insurance. (a) Each Insurance policy is in full force and effect as of the date of this Agreement and will be in full force and effect until the Closing Date (with respect to any Benefit Plan as defined in Section 5.18, on the Closing Date) and is with financially sound and reputable insurers in accordance with normal industry practice including self insurance.

             (b) The Insurance provides adequate coverage for all normal risks incident to the assets, properties and business operations of the Company and the Transferred Subsidiaries.

             (c) Except as set forth on Schedule 5.14 hereto, Seller does not maintain any Insurance covering itself, its direct and indirect subsidiaries or any affiliate that also provides coverage for the Company and the Transferred
Subsidiaries.

             (d) Seller has provided or made available to Purchaser all workers' compensation ratings and unemployment insurance ratings and contributions of the Company and each of the Transferred Subsidiaries with respect to the employees of the Company or Transferred Subsidiaries, as the case may be. Except as disclosed on Schedule 5.14, neither Seller nor the Company has any knowledge of any proposed increase therein or knows of any conditions or circumstances (other than those applicable to employees in such jurisdiction generally) applicable to the Business which might result in such increase.

             5.15 Patents, etc. Each of the Company and the Transferred Subsidiaries owns or possesses the royalty free licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, inventions, trade secrets and other proprietary rights necessary to conduct its business as it is presently operated. Neither the Company nor any of the Transferred Subsidiaries is infringing upon or otherwise acting adversely to any valid copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, inventions, licenses, trade secrets or other legitimate proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of the Seller or the Company threatened, with respect thereto. Except as disclosed on
Schedule 5.15, neither Seller nor any of its direct or indirect subsidiaries (other than the Company and the Transferred Subsidiaries) owns, or possesses licenses or other rights to use, any valid copyrights, trademarks, service marks, service names, trade names, patents, inventions, trade secrets and other legitimate proprietary rights necessary for the conduct of the Business.

             5.16 No Guaranties. Except as disclosed on Schedule 5.16, and other than (a) Seller's guarantee of the obligations and liabilities of the Company and the Transferred Subsidiaries provided to Dun & Bradstreet, a copy of which guarantee is attached hereto on Schedule 5.16 (the "D&B Letter"), (b) the Company's guarantee of the obligations or liabilities of the Transferred Subsidiaries and vice versa, (c) guarantees by the Transferred Subsidiaries of obligations of other Transferred Subsidiaries, and (d) endorsements for deposit or collection made in the ordinary course, none of the obligations or liabilities of the Company or any Transferred Subsidiary is guaranteed by any other person, firm or corporation, nor has the Company or any Transferred Subsidiary guaranteed or otherwise become contingently liable for the obligations or liabilities of any other person, firm or corporation.

             5.17 Product Returns; Warranties. There are no liabilities for product returns, warranty obligations or product services other than those arising in the ordinary course of business, consistent with Seller's and the Company's historical practice relating to the Business. Except as disclosed on
Schedule 5.17, Seller has no knowledge of any threatened claim for any (i) product returns, (ii) warranty obligations, or
(iii) product services, relating to the Business. True and correct copies of the standard warranty provided by Seller, the Company and the Transferred Subsidiaries on sales orders and other related documents which are delivered in connection with the Business have been made available to Purchaser. Except as set forth on Schedule 5.17, the Company's usual and customary practice is to include only such standard warranty.

             5.18  Employee Benefit Plans.         (a)  Schedule 5.18(a)
sets forth a full and complete list of all compensation and benefit plans, programs and other arrangements, whether or not in writing, maintained by or to which the Company or any Transferred
Subsidiary contributes on behalf of any employee of the Company or any Transferred Subsidiary (an "Employee") or any former employee of the Company or any Transferred Subsidiary (a "Former
Employee") (or any dependent or beneficiary thereof) or with respect to which the Company or any Transferred Subsidiary may have any liability or obligation to an Employee or Former
Employee (or any dependent or beneficiary thereof), direct, indirect, contingent or otherwise, including without limitation, employment, consulting, independent contractor or deferred compensation agreements, executive compensation, deferred compensation, stock ownership, stock purchase, performance share, bonus and other incentive plans, pension, profit sharing, savings, thrift or retirement plans, employee stock ownership plans, life, health, dental and disability plans, vacation, severance pay, sick leave, tuition reimbursement and other benefit plans, and any other employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA") (collectively, the
"Benefit Plans").  True and complete copies of all the Benefit
Plans (including summaries of any unwritten Benefit Plans) and any related trust agreements, insurance and other contracts and other funding arrangements, summary plan descriptions and summaries of material modifications relating to each Benefit
Plan, the three most recent annual reports which have been filed with the Internal Revenue Service and Department of Labor with respect to each Benefit Plan required to file such reports, all collective bargaining agreements pursuant to which a Benefit Plan is maintained or contributions to a Benefit Plan are made, and favorable determination letters issued since 1984 for each Benefit Plan and related trust that is intended to satisfy the qualification requirements of sections 401(a) and 501(a) of the Code have been provided to Purchaser.

             (b) Seller, the Company and the Transferred Subsidiaries have complied with all applicable laws and regulations relating to the Benefit Plans, including but not limited to ERISA and the Code, and with the terms of the Benefit Plans. The Company and each of the Transferred Subsidiaries have filed within the time prescribed by law or regulations all returns and reports required pursuant to ERISA and the Code in connection with Benefit Plans and all such returns and report are complete and accurate. Neither Seller, the Company or any of the Transferred Subsidiaries, has made any commitments with respect to the Benefit Plans other than in accordance with a reasonable interpretation of the terms of the Benefit Plans; there are no actions, suits or claims pending or threatened against any Benefit Plan or the assets of any Benefit Plan (other than routine claims for benefits) or against any fiduciary of any Benefit Plan with respect to such Benefit Plan; all payments due under or pursuant to the Benefit Plans have been paid or are properly accrued and reflected on the books and financial statements of Seller, the Company and the Transferred Subsidiaries.

             (c) Neither Seller, the Company nor the Transferred Subsidiaries have entered into any contractual obligations (as such term is used in the Company's Benefit Plans) limiting the Company's or a Transferred Subsidiary's right to amend or terminate any Benefit Plan. The Balance Sheet reflects all employer contributions required to be made to all Benefit Plans to date to the extent required to be so reflected under GAAP. Except for the Thomas & Betts Employees Pension Plan ("Seller's Defined Benefit Plan"), Thomas & Betts Corporation Supplemental Executive Investment Plan ("Seller's Deferred Compensation Plan") the Thomas & Betts Corporation Executive Retirement Plan, the Thomas & Betts Corporation 1993 Management Stock Ownership Plan, the Thomas & Betts Corporation 1990 Stock Option Plan and the Thomas & Betts Corporation 1985 Stock Option Plan (collectively, "Seller's Equity Plans"), the Thomas & Betts Corporation
Executive Life Insurance Plan and the Thomas & Betts Corporation Travel Accident Plan, all Employees are covered under benefit plans sponsored solely by the Company or a Transferred
Subsidiary. Prior to the Closing Date, Seller will provide written notice to each Employee covered under an employee benefit plan sponsored by Seller that his active participation in such plan shall cease as of the Closing Date. As of the Closing Date, with the exception of the plans listed in the second preceding sentence, no Employee will be covered under any employee benefit plan sponsored by Seller. Neither Seller nor any Affiliate of Seller (other than the Company, the Transferred Subsidiaries or Mr. Robert Paquette), participates in a Benefit Plan sponsored by the Company or a Transferred Subsidiary. On and after the Closing Date, neither the Company, Transferred Subsidiaries nor Buyer will be under any obligation to contribute to any employee benefit plan maintained by Seller. Except for the Vitramon Incorporated Retirement Trust ("Company's Defined Benefit Plan"), no Benefit Plan sponsored by the Company or a Transferred Subsidiary participates in a trust sponsored by any entity except the Company or a Transferred Subsidiary.

             (d) On or prior to the Closing Date, Seller covenants and agrees to cause a trust to be established (the "Vitramon
Trust") to which the assets of the Company's Defined Benefit
Plan, currently held in the master trust established by agreement between Seller and The Northern Trust Company ("Northern") dated June 1, 1982 (the "Master Trust"), shall be transferred. Seller and Purchaser agree that they shall take such actions as are appropriate in order for the transfer described in the preceding sentence to be accomplished as follows (subject to any modification to which the Seller and Purchaser may mutually agree in writing):

       (i) on the "Transfer Date", which shall be on or before the Closing Date, cash equal to the value (as determined by Northern as of June 30, 1994) of the interest of the Company's Defined Benefit Plan in the Master Trust (the "June Value") shall be transferred from the Master Trust to the Vitramon Trust, and
       (ii) as soon as practicable following July 31, 1994, the amount by which the Final Transfer Amount (as defined below) exceeds the June Value shall be transferred from the Master Trust to the Vitramon Trust or, if there is no such amount, the amount (if any) by which the June Value exceeds the Final Transfer Amount shall be transferred from the Vitramon Trust to the Master Trust.

The Final Transfer Amount shall be:

       (A) the June Value, appropriately adjusted for plan distributions and administrative expenses, increased (or decreased) by

       (B) the investment gain (or loss) experienced by the Master Trust (as determined by Northern) for the month of July 1994 multiplied by the product of (x) a fraction the numerator of which is the number of days in July 1994 that preceded the Transfer Date and the denominator of which is 31 and (y) a fraction the numerator of which is the June Value and the denominator of which is the value of the assets of the Master Trust as of June 30, 1994 (as determined by
       Northern).

             (e) Each Benefit Plan which is not a plan qualified under section 401(a) of the Code, but which is intended to meet the requirements for tax-favored treatment under section 79, 104, 105 or 106 of the Code, complies in all respects with the requirements of such section.

             (f) Each Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code (and the exempt trust thereunder) has been determined by the Internal Revenue Service to satisfy the qualification requirements of sections 401(a) and 501(a) of the Code and each such Benefit Plan (and related trust) complies with such qualification requirements without being aggregated with any other employee benefit plan.

             (g)   No "reportable event" within the meaning of
section 4043(b) of ERISA has occurred with respect to the Company's Defined Benefit Plan. The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate the Company's Defined Benefit Plan. The Company's Defined Benefit Plan has no accumulated or waived funding deficiency within the meaning of section 412 of the Code nor has any extension of any amortization period within the meaning of section 412 of the Code or 302 of ERISA been applied for with respect thereto. All applicable premiums required to be paid to the PBGC prior to the Closing Date with respect to the Company's Defined Benefit Plan have been paid. No facts exist with respect to the Company's Defined Benefit Plan which would give rise to a termination proceeding which would result in liability under section 4068 of ERISA or a lien on the assets of the Company or a Transferred Subsidiary under section 4068 of ERISA on or prior to the Closing Date.

             (h) With respect to each Benefit Plan, no party in interest or disqualified person (as defined in section 3(14) of ERISA and section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject Seller, the Company or any Transferred Subsidiary, directly or indirectly, to a Tax, penalty or liability for prohibited transactions imposed by section 406 of ERISA or section 4975 of the Code. No fiduciary (as defined in section 3(21) of ERISA) with respect to any Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.

             (i) During the seven-year period preceding the date of this Agreement, neither Seller, the Company nor any Transferred
Subsidiary has ever contributed to, or withdrawn in a complete or partial withdrawal from, any multiemployer plan (within the meaning of Subtitle E of Title IV of ERISA) or incurred contingent liability under section 4204 of ERISA.

             (j) Except for the Vitramon, Incorporated Retiree Medical Benefits Plan ("Retiree Medical Plan"), no Benefit Plan sponsored by the Company or any Transferred Subsidiary, other than the Company's Defined Benefit Plan, the Vitramon, Incorporated Thrift Plan, and the Supplemental Retirement Plan of Vitramon North America, provides for the payment of retiree or post-termination benefits other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law. The Retiree Medical Plan was amended effective January 1, 1993 and under the terms of the Plan, all Former Employees who were eligible to enroll in the Plan have done so and no other individual is or will be eligible to enroll in the Retiree Medical Plan.

             (k) Except as disclosed on Schedule 5.18(k), since April 3, 1994 neither Seller, the Company nor any Transferred Subsidiary has adopted any increase in benefits under a Benefit Plan or agreed to the creation of any new benefits or any increase in benefits under any Benefit Plan or change in employee coverage which would increase the expense of maintaining any such Benefit Plan or proposed any such actions under circumstances in which it would reasonably be expected that such proposal would be implemented.

             (l) Except as disclosed on Schedule 5.18(l), the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee.

             (m) No employee or former employee of Seller, the Company or any Transferred Subsidiary will be entitled to any severance benefits under the terms of any Benefit Plan solely by reason of the consummation of the transactions contemplated by this Agreement.

             (n) Each of Seller, the Company and the Transferred Subsidiaries has complied with the notice and continuation requirements of the Consolidated Omnibus Budget Reconciliation
Act of 1985, as amended, and the regulations thereunder, applicable to it with respect to any Benefit Plan.

             (o) During the seven-year period preceding the date of this Agreement, no actual or contingent liability under Title IV of ERISA, section 302 of ERISA or section 412 of the Code to any person, including the PBGC (other than for premiums), has been, and no such liability is reasonably expected to be, incurred by Seller, the Company or any Transferred Subsidiary with respect to any Benefit Plan , or any other employee benefit plan (as defined in section 3(3) of ERISA) currently or previously maintained or contributed to by Seller, the Company, any Transferred Subsidiary or any "ERISA Affiliate" (as hereinafter defined), as a result of, or arising from, any events that have occurred prior to the date of this Agreement or that will have occurred prior to or on the Closing Date or by reason of the consummation of the transactions contemplated by this Agreement. "ERISA Affiliate" means any trade or business, whether or not incorporated, which together with Seller, the Company or a Transferred Subsidiary, is treated as a "single employer" within the meaning of section
414(b), (c), (m) or (o) of the Code or section 4001 of ERISA.

             (p) No event has occurred prior to the date of this Agreement and no condition presently exists with respect to the Benefit Plans that would subject Purchaser, the Company or a Transferred Subsidiary to any liability for any tax under section 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4979A, 4980, 4980B or
5000 of the Code, or to a fine under section 502(c) of ERISA.

             (q) Except as set forth on Schedule 5.18(q), no leased employee (within the meaning of section 414(n) or (o) of the Code) performs any services for Seller, the Company or any Transferred Subsidiary with respect to the Business.

             (r) Seller has delivered or made available to Purchaser a claims run from one or more insurance brokers with respect to workers compensation claims filed by employees of the Company and the Transferred Subsidiaries during the period from January 1, 1989 through April 30, 1994.

             (s) No circumstances exist that could result in Purchaser, the Company or a Transferred Subsidiary having any liability, including but not limited to any successor liability, with respect to any Benefit Plan that is or was maintained by Seller or any "ERISA Affiliate" of Seller other than the Company or a Transferred Subsidiary.

             5.19 Labor Matters. (a) Each of the Company and the Transferred Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice.

             (b) Except as disclosed on Schedule 5.19(b), there are no complaints or charges against the Company or any Transferred
Subsidiary pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any state, local or foreign labor agency involving or affecting the Company or the Transferred Subsidiaries.

             (c) There are no strikes, slowdowns, work stoppages, or other labor troubles pending or, to the knowledge of Seller, threatened with respect to the Employees and none of the above has occurred or, to the knowledge of Seller, has been threatened since April 3, 1994.

             (d) There is no representation claim or petition pending before the National Labor Relations Board and to the knowledge of Seller no attempt to organize for collective bargaining purposes is being made or is threatened respecting the Employees.

             (e) No collective bargaining agreement is currently in effect or being negotiated by Seller, the Company or the Transferred Subsidiaries with respect to the Employees; neither Seller, the Company nor any of the Transferred Subsidiaries has any obligation to negotiate any collective bargaining agreement with respect to the Employees, and none of the Seller, the Company and the Transferred Subsidiaries has encountered any labor union organizing activity with respect to the Company and each of the Transferred Subsidiaries.

             (f) No charges with respect to or relating to the Company or any of the Transferred Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state, local or foreign agency responsible for the prevention of unlawful employment practices.

             (g) None of Seller, the Company or the Transferred Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to the Company or any of the Transferred Subsidiaries and, to the knowledge of Seller, no such investigation is in progress.

             (h) Schedule 5.19 sets forth for each Employee whose total compensation for the year ended January 2, 1994 exceeded $75,000 the (A) employment date, (B) title or position, (C) yearly salary rates and bonus, incentive payments for the year ended January 2, 1994 and (D) accrued vacation and sick days not taken.

             5.20 Environmental Matters. (a) Except as set forth on Schedule 5.20:

                   (i) The Company and the Transferred Subsidiaries have obtained or applied for all Environmental Permits, as defined below, as are presently required for the lawful operation of the Business.

                   (ii) The Company and the Transferred Subsidiaries are (A) in compliance with all terms and conditions of the Environmental Permits, and are in compliance with and are not in default under any Environmental Laws, as defined below, (B) not subject to any court order or order of any federal, state or local government body or agency with respect to any Environmental Laws, and (C) have not received written notice of a violation by or claim against the Company under any Environmental Laws.

                   (iii) There have been no Releases by the Company or any of the Transferred Subsidiaries in the conduct of the Business of any Hazardous Substances (A) into, on or under any of the properties owned or operated (or formerly owned or operated) by the Company, including those of the Transferred Subsidiaries or (B) into, on or under any other properties, including, without limitation, landfills in which Hazardous Substances have been Released.

                   (iv) No properties have been used at any time by
             the Company as a landfill or storage, treatment or disposal site for any Hazardous Waste as defined under RCRA.

                   (v) There is no known damaged or friable asbestos or asbestos-containing material contained in any of the buildings or structures covered by this Agreement.
             There are no claims, suits or proceedings by any employee pending or, to the knowledge of Seller, threatened against either Company or any Transferred Subsidiary and relating to the Company's Assets or the Business that are premised on the exposure to asbestos or asbestos-containing material.

             (b) For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings set forth below. When used herein, the singular includes the plural as the context requires:

                   (i) "Environment" means all air, surface water, groundwater, drinking water or land, including land surface or subsurface.

                   (ii) "Environmental Laws" means all foreign, federal, state or local environmental, land use, health, chemical use, safety and sanitation laws, statutes, ordinances, rules, regulations (including, without limitation, with respect to the Business, specific licenses, permits, authorizations, directives, approvals, consents, court orders, injunctions or decrees, orders or agreements with governmental agencies) and codes, as in effect on the date hereof, relating to health, safety or the protection of the Environment and/or governing the discharge of pollutants or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, including but not limited to the Resource Conservation and Recovery Act of 1976 as amended ("RCRA"), the Clean Air Act as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Toxic Substances Control Act as amended, the Occupational Safety and Health Act of 1970 and state and foreign statutes similar to or based upon the foregoing.

                   (iii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registra-tions and certificates required by any applicable Environmental Laws relating to: (A) pollution or protection of the Environment including those relating to the emission, Release or discharge of any Hazardous Substances into the Environment, (B) the use, treatment, storage, disposal, generation, transport or handling of Hazardous Substances, or (C) the ownership, use, operation, cleanup or remediation of the Fee Properties or Leased Properties.

                   (iv)  "Hazardous Substance" means, without
             limitation, any flammable explosives, radon, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

                   (v) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

                   (vi) "Site Conditions" means, with respect to any real property, conditions of the Environment of such property which (A) are in existence as of the Closing Date or (B) become manifest after the Closing Date, and have been caused by Releases of Hazardous Substances to the Environment existing or occurring at or prior to the Closing Date.

                   5.21 No Brokers; Absence of Certain Business Practices. Except for Merrill Lynch & Co., whose fees, commissions and expenses are the sole responsibility of Seller, neither Seller, the Company, any Transferred Subsidiary nor any of their respective officers, directors or Representatives (as defined in Section 7(c)) has employed any investment banker, business consultant, broker or finder or incurred any liability for any investment banking, business consultant, brokerage or finders' fee or commission in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. None of the Company, any Transferred Subsidiary, or any officer, employee or agent of the Company or any Transferred Subsidiary, nor, to the knowledge of Seller, any other person acting on its or their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any representative of a customer or supplier or a governmental employee for the purpose of obtaining or retaining the Business which (i) is unlawful, (ii) if not given in the past, would likely have had a Material Adverse Effect or (iii) if not continued in the future, would be reasonably likely to result in a Material Adverse Effect or would be reasonably likely to subject the Company to suit or penalty in any private or governmental litigation or proceeding.

             5.22 Vitramon Brazil. Set forth on Schedule 5.22 is an estimate of the out-of-pocket costs (including write offs of assets at book value) net of reserves accrued therefor as of May 29, 1994, necessary to terminate and discontinue the operations of Vitramon do Brasil Ltda., a Brazilian limited liability company and one of the Transferred Subsidiaries. Seller estimates that such costs will not exceed $1.6 million in the aggregate. Such estimate has been prepared in good faith.

             5.23 Disclosure. No representation or warranty by Seller contained in this Agreement or in any Instrument contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

             6.  Representations and Warranties by Purchaser.
Purchaser represents and warrants to Seller as follows:

             6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

             6.2 Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it is bound. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement have been properly taken and this Agreement con-stitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

             6.3 Litigation. There is no suit in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement.

             6.4 Governmental Approvals and Filings. Except for filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, filings with the French government and filings under the Connecticut Property Transfer Law, Connecticut General Statutes Subsections 22a-134a to 22a-134e, including "Form
III,"no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

             6.5 Purchase for Investment. The Stock and the U.K. Shares will be acquired by Purchaser for its own account for the purpose of investment, it being understood that the right to dispose of such Stock shall be entirely within the discretion of Purchaser. Purchaser will refrain from transferring or otherwise disposing of any of the Stock, the U.K. Shares, or any interest in the Stock or the U.K. Shares, in such manner as to cause
Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

             6.6 No Brokers. Neither the Purchaser nor any of its officers, directors or Representatives has employed any investment banker, business consultant, broker or finder or incurred any liability for any investment banking, business consultant, brokerage or finders' fee or commission in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

             6.7 Financing. Purchaser knows of no reason why it should not be able to obtain sufficient financing to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

             6.8 Breach. As of the date hereof, Purchaser has no actual knowledge of any material (i) misrepresentation, (ii) breach of warranty or (iii) nonfulfillment or failure to be performed of any covenant or agreement by Seller in connection with the consummation of the transactions contemplated hereby.

             7. Conduct of Business Prior to Closing. (a) Prior to the Closing, Seller shall cause the Company and each of the Transferred Subsidiaries to conduct their business and affairs only in the ordinary course and consistent with prior practice and Seller shall cause the Company and each of the Transferred Subsidiaries to use commercially reasonable efforts to maintain, keep and preserve their assets and properties taken as a whole in good condition and repair, ordinary wear and tear excepted, and maintain insurance thereon in accordance with present practices, and Seller will use, and shall cause the Company to use, its commercially reasonable efforts to (i) preserve the business and organization of the Company and the Transferred Subsidiaries intact, (ii) keep available to Purchaser, subject to removals and retirements in the ordinary course, the services of the present employees, agents and independent contractors of the Company and the Transferred Subsidiaries, (iii) preserve for the benefit of Purchaser the goodwill of suppliers, customers, landlords and others having significant business relations with the Company and the Transferred Subsidiaries and (iv) cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any landlord or other party to any lease or contract with the Company or any of the Transferred Subsidiaries where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby, all to the extent the Company believes to be in the best interests of the Company and the Transferred Subsidiaries. Without limiting the generality of the foregoing, prior to the Closing and subsequent to the date hereof, the Seller shall not allow the Company nor any of the Transferred Subsidiaries to, without Purchaser's prior written approval:

                   (i)  change its certificate of incor-
             poration or by-laws or merge or consolidate or obligate itself to do so with or into any other entity;

                   (ii)  enter into any contract, agree-
             ment, commitment or other understanding or arrangement of the type required to be listed under subsections (f), (g), (h), (i) or (j) of Schedule 5.13 hereof;

                   (iii)  adopt any new plan or
             arrangement for the benefit of any employee of the Company or any Transferred Subsidiary or materially amend any Benefit Plan or any benefit plan or arrangement maintained by the Company or any Transferred Subsidiary other than amendments (A) required to be made under applicable laws or regulations or
             (B) as contemplated under the terms of this Agreement;

                   (iv)  other than actions taken by the
             Company pursuant to Section 8.1.4(b),
             perform, take any action or intentionally incur or permit to exist any of the acts, transactions, events or occurrences of the type (A) described in subsections (a), (b),
             (c) (other than a dividend by the Company to Seller of the TBHUK shares owned by the Company), (d), (e), (g), (i), (j), (k), (l),
             (m), (o), (p) or (s) of Section 5.9 hereof which would have been inconsistent with the representations and warranties set forth therein had the same occurred after April 3, 1994, and prior to the date hereof, or
             (B) described in Section 5.3 hereof which would be required to be set forth on
             Schedule 5.3 if it had taken place during the past three years;

                   (v)  grant any increase in the compen-
             sation, commissions or bonus opportunities payable to or to become payable to any Employee, excluding any increases in the ordinary course of business consistent with prior practice;

                   (vi) enter into any new compensation
             arrangement with any director, officer or Employee or pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or Employee
             (whether past or present) or declare,
             approve or make any deposit into or
             contribution or payment to any Benefit Plan, other than any such actions taken in the normal course of business or which are necessary in order to comply with applicable law; or

                   (vii) increase the regularly scheduled hours per week for any Employee if such increase would result in such Employee becoming eligible to participate in any Benefit Plan, other than any such increase in the ordinary course of business consistent with prior practice.

             (b) In the event that during the period between the date hereof and the Closing Date, all or any significant portion of the properties of the Company or any Transferred Subsidiary is damaged by fire or other casualty, Seller shall promptly give notice thereof to Purchaser.

             (c) Neither Seller, the Company, their respective Affiliates nor any of the officers, directors, employees, representatives or agents of, or professional advisors (collectively, the "Representatives") to, Seller, the Company or their respective Affiliates, shall, directly or indirectly, solicit, initiate, participate in discussions with, provide any information or assistance to (including, but not limited to, affording access to the properties, books and records of the Company or any of its subsidiaries or otherwise relating to the Company's Assets or the Business) or enter into any agreement or series of agreements with any person or persons (other than Purchaser) concerning any transaction that would result, directly or indirectly, in the transfer to any such person or persons of control of the Business or any substantial part thereof other than pursuant to this Agreement.

             8.    Covenants.

             8.1 Covenants of Seller. Seller hereby covenants and agrees as follows:

             8.1.1 Access to Information, Documents and Premises. Prior to the Closing and upon reasonable notice:

             (a) Seller shall, and shall cause the Company and each of the Transferred Subsidiaries to, give Purchaser and Purchaser's Representatives full access, upon reasonable prior notice and during normal business hours, to the officers and other personnel of the Company and the Transferred Subsidiaries and all properties, documents, contracts, books, records and Returns of the Company and the Transferred Subsidiaries (including, without limitation, books and records relating to backlog, payroll and personnel matters), but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or any Transferred Subsidiary, and will furnish or cause to be furnished to Purchaser copies of such documents (certified by Seller's officers if so requested) and such information with respect to the Business, the Company's Assets and the affairs of the Company and the Transferred Subsidiaries as Purchaser may from time to time reasonably request, except to the extent that furnishing any such information or data would violate any law, regulation, order, contract or license applicable to Seller, the Company or any Transferred Subsidiary or by which any of their respective assets and properties is bound.

             (b) Seller shall, and shall cause the Company and each of the Transferred Subsidiaries to, allow Purchaser and Purchaser's Representatives to enter upon the real properties of the Company and the Transferred Subsidiaries upon reasonable prior notice and during normal business hours, to conduct inspections of the real properties of the Company and the Transferred Subsidiaries or to conduct other studies, including, without limitation, monitoring existing test wells and examining all documents, and such other non-destructive tests as Purchaser may deem necessary to determine the environmental condition of the real properties of the Company and the Transferred Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or any Transferred Subsidiary and does not involve sampling without Seller's written consent; such inspection rights shall include Purchaser's right to request information from the appropriate governmental agencies to determine whether the real properties of the Company and the Transferred Subsidiaries are in compliance with all applicable laws, rules, regulations, orders, decrees, judgments, injunctions, notices or demand letters.

             (c) Subject to Section 14(c) hereof, neither the furnishing of any information to Purchaser pursuant to this
       Section 8.1.1 or any other investigation by Purchaser shall affect Purchaser's right to rely on any representation or warranty made in this Agreement or in any certificate furnished or to be furnished by Seller to Purchaser in connection herewith or pursuant hereto.

             8.1.2 Directors Authorization. At or prior to the Closing, Seller will deliver to Purchaser a true, correct and complete copy of the resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Seller.

             8.1.3  Certain Additional and Pro Forma Financial
       Information.

             (a) No later than 15 business days following the end of each fiscal month from July 3, 1994 to the Closing, Seller shall deliver to Purchaser unaudited consolidated and consolidating balance sheets of the Company and the Transferred Subsidiaries as of the last day of the month then ended and unaudited consolidated and consolidating statements of earnings and changes in financial position of the Company for the one month then ended (collectively, with the Financial Statements described in Section 5.6(iii) hereof, the "Interim Financial Statements"). The Interim Financial Statements will be prepared from the books and records of the Company and the Transferred Subsidiaries and will fairly present, in all material respects, in accordance with GAAP consistently applied except as set forth therein and except that such financial statements will not be accompanied by footnotes, the consolidated and consolidating financial condition of the Company and the Transferred Subsidiaries as at their respective dates and the consolidated results of their operations for the periods covered thereby subject to year-end adjustments. Such statements of earnings will not contain any items of special or nonrecurring income or loss, except as expressly specified therein to the extent required by GAAP, and such interim financial statements will include all adjustments necessary for such fair presentation.

             8.1.4 Elimination of Certain Liabilities. Prior to Closing, Seller shall extinguish and release or arrange to be released all liabilities as of the Closing Date of the Company and the Transferred Subsidiaries identified on the Base Balance Sheet as "Current Portion Long Term Debt," "Intercompany Payables," "Long Term Debt - T&B" and "Long Term Debt - Comm" (excluding capitalized leases included therein) from sources other than the Company's assets except for $2,023,884 (plus (a) any additional interest accruals thereon up to the Closing and (b) amounts paid by Seller on the Company's behalf to third parties in the ordinary course of business consistent with prior practice) of "Intercompany Payables" that shall be paid from the Company's assets. If the repayment of such amount causes the Company to go into an overdraft position, such overdraft will be for the account of Purchaser.

             8.2   Covenant of Purchaser Regarding Financing.
Purchaser hereby covenants and agrees that it shall use its best efforts to obtain the necessary financing to enable Purchaser to pay the Purchase Price for the Stock and the U.K. Shares.

             8.3   Covenants of Seller and Purchaser.  Seller and
Purchaser hereby covenant and agree as follows (except pursuant to Section 8.3.7, during the period before Closing):

             8.3.1 Maintaining Representations and Warranties. Each party hereto shall use its commercially reasonable efforts to satisfy the conditions to the other party's obligation to consummate the transactions contemplated by this Agreement and shall refrain from taking any action that could reasonably be expected to result in the nonfulfillment of such conditions.

             8.3.2  Facilitating the Transaction.   Subject to the
       terms and conditions herein provided, each of the parties hereto agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

             8.3.3 Changes in Representations and Warranties. Each party hereto shall give the other party prompt written notice of any known change in any of the information contained in the representations and warranties made in this Agreement or the Schedules referred to herein which occurs prior to the Closing; provided, however, that subject to
       Section 14(c) hereof, neither the supplementing or amending of any Schedules by Seller, nor the discovery of any matters by Purchaser in the course of its investigations, shall be deemed to cure any breach of any representation or warranty made in this Agreement or such Schedules to have been disclosed as of the date of this Agreement or to constitute any waiver by Purchaser of any of its rights hereunder, and Purchaser shall be entitled to rely on such representations or warranties.

             8.3.4 Title Insurance. (a) Purchaser has ordered from Chicago Title Insurance Company (the "Title Company") title insurance reports, certificates and/or commitments (the "Title Commitment") for owner's title insurance policies with respect to the real properties of the Company set forth on Schedule 8.3.4 (the "Fee Properties") and for leasehold title insurance policies with respect to any real properties that constitute part of the Company's Assets and are leased (the "Leased Properties") and has furnished copies of such Title Commitment to Seller. Within five (5) days after the date hereof, Purchaser shall give Seller notice of any Encumbrances disclosed by such Title Commitment that are not:

                   (i) an Encumbrance set forth on Schedule 8.3.4, true and complete copies (or if copies are unavailable, descriptions) of which have been made available to Purchaser;

                   (ii) an Encumbrance (including but not limited to easements, quasi-easements, restrictions, rights of way, land use ordinances and zoning plans) that does not materially detract from the value of or materially interfere with the use, operation or enjoyment of the Fee Properties or Leased Properties as a whole in substantially the same manner as same were used, operated or enjoyed by the Company on April 3, 1994;

                   (iii) an Encumbrance for Taxes and assessments not yet due and payable or being contested in good faith;

                   (iv)  mechanics', materialmen's, workers',
             repairmen's, warehousemen's, carriers' liens and other similar Encumbrances arising in the ordinary course of business which, in the aggregate, do not exceed
             $10,000;

                   (v) the standard exceptions to title that appear as a part of Chicago Title Insurance Company's printed form of title insurance policy and that are not customarily removed by the Company furnishing an affidavit of title (except that the foregoing shall be limited to matters that would not result in loss or removal of any improvements on the Fee Properties or the Leased Properties);

                   (vi)  Encumbrances reflected on the Balance Sheet;
             and

                   (vii) any Encumbrance which, at no additional cost to Purchaser, the Title Company shall have agreed either to (A) affirmatively insure Purchaser by endorsement or otherwise against the adverse effect thereof (including the collection of such Encumbrance or forfeiture or impairment of any rights of Purchaser with respect to the affected Property), or (B) omit such Encumbrance as an exception to the title policy.

       The matters described in clauses (i) through (vii) above are referred to hereafter as "Permitted Encumbrances." Seller shall use commercially reasonable efforts to eliminate any Encumbrance of which Purchaser has given notice that is not a Permitted Encumbrance (collectively, "Title Defects") on or before the Closing Date. The failure by Purchaser to give such notice shall be deemed a waiver by Purchaser of Purchaser's rights with respect thereto.

             8.3.5 Replacement Insurance. Seller will cooperate with Purchaser in obtaining, at Purchaser's expense, replacement insurance policies, effective as of the Closing Date, affording coverage to the Company and the Transferred Subsidiaries comparable to that afforded by the policies listed in Schedule 5.14.

             8.3.6  Government Filings.   Purchaser and Seller shall
       promptly prepare and duly file appropriate applications to obtain any consent, approval or authorization of any governmental authority, domestic or foreign, required to be obtained in connection with the taking of any action contemplated by this Agreement. Each of the parties will cooperate with each other, will furnish such information and will take such further action as may be required diligently to prosecute any such required application and shall use its best efforts to obtain any such consent, approval or authorization.

             8.3.7 Cooperation and Records Retention. (a) Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Return, audit or other examination by any tax authority or judicial or administrative proceedings relating to liability for Taxes,
       (ii) each retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Purchaser shall, with Seller's assistance as may reasonably be required, make the filing with the State of Connecticut described in Section 6.4.

             (b) Purchaser shall retain, and shall cause Company to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information that may be relevant for all Tax periods or portions thereof ending before or including the Closing Date.

             9.  Taxes.

             9.1 General. Seller shall, and shall cause the Company to, prepare and timely file all Returns and amendments thereto required to be filed by or for the Company and the Transferred Subsidiaries for periods ending on or before the Closing Date and timely pay all Taxes shown thereon as due and payable. Purchaser will be given a reasonable opportunity to review such Returns, and, at Seller's reasonable request, and subject to Purchaser's review of such returns, Purchaser shall cause the Company to sign such returns prepared by Seller for pre-closing periods not due to be filed until after the Closing Date to the extent the Company's signature is required by the applicable law. Seller shall pay all Taxes of the Group arising from or relating to the transactions contemplated by this Agreement, including any Taxes resulting from the Section 338(h)(10) Election (as hereinafter defined). Any amount of current domestic Taxes reserved for in the Base Balance Sheet (including any additional current domestic Tax reserves accrued between April 3, 1994 and the Closing Date) shall be paid by the Company and the Transferred Subsidiaries to Seller prior to the Closing Date. To appropriately apportion any Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will treat for all purposes the Closing Date as the last day of a taxable period of the Company and each Transferred Subsidiary, and such period shall be treated as a "Pre-Closing Short Period" for purposes of this Agreement. All Taxes attributable to the periods prior to and including the Closing Date, including Taxes for a Pre-Closing Short Period, shall be treated as "Pre-Closing Taxes" for purposes of this Agreement and shall be payable by Seller, provided that Seller shall pay any foreign Pre-Closing Taxes only if, and to the extent that, those Taxes exceed current Tax Reserves of the Company and the Transferred Subsidiaries for foreign Taxes. Foreign Taxes attributable to a Pre-Closing Short Period will be determined in accordance with the past Business Practices (defined below) of the Company and the Transferred Subsidiaries and in accordance with the applicable Tax rates in effect on the Closing Date. For purposes of this paragraph, "Business Practices" shall mean the past dividend policies and Tax elections of the Company and the Transferred Subsidiaries. Notwithstanding any other provision of this Agreement, Seller shall have no liability for underaccrual of Taxes payable or an overaccrual of Taxes receivable by any Transferred Subsidiary resulting from a change of the past Business Practices of the Company and the Transferred Subsidiaries following the Closing Date. Seller shall file all Pre-Closing Short Period Tax Returns. Purchaser shall prepare and timely file all returns and reports required to be filed with respect to any transfer and sales taxes arising from or relating to the transaction contemplated by this Agreement. Seller shall have a reasonable opportunity to review such returns or reports. Seller shall, upon Purchaser's demand, reimburse Purchaser for one-half of the amount of any such taxes.

             9.2 Tax Sharing Agreements. All tax-sharing agreements or similar arrangements with respect to or involving the Company or the Transferred Subsidiaries shall be terminated as to them prior to the Closing Date, and, after the Closing Date, the Company or the Transferred Subsidiaries shall not be bound thereby or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

             9.3 Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, of the Company or the Transferred Subsidiaries which may have an effect on the Company or the Transferred Subsidiaries for periods ending after the Closing Date shall be made after the date of this Agreement without the prior written consent of Purchaser.

             9.4 Tax Refunds. Seller shall be entitled to all refunds with respect to Pre-Closing Taxes. If in any period ending after the Closing Date the Company or any of the Transferred Subsidiaries earns any credit or recognizes any loss which cannot be applied against its tax liability for such period, and is permitted by law to carry back such credit or loss to a period ending on or prior to the Closing Date, and if the Group receives a tax refund (whether actually received or applied in reduction of any Taxes) for the period to which such credit or loss is properly carried back, the benefit of which the Group would not have had but for the carryback from the Company or any Transferred Subsidiary, then Seller shall promptly remit to Purchaser the amount of such tax refund. In the event a tax benefit realized by Seller under this section 9.4 is later reduced upon a final determination by a taxing authority, Purchaser shall promptly remit to Seller the amount of such reduction in tax benefit upon Seller's written request therefor. In connection with this Section 9.4, Seller and Purchaser agree that they will cooperate with each other in causing their respective affiliates and representatives to promptly and timely proceed in connection with (i) the preparation and filing of, and
(ii) any administrative or judicial proceedings involving, any return of tax or information filed or required to be filed by or for the Group, the Company, any Transferred Subsidiary or Purchaser.

             9.5   Post-Closing Matters.

                   (a) Purchaser and the Company agree to give Seller prompt written notice of receipt of oral or written notice of any tax examinations, claims, settlements, proposed adjustments or related matters that may affect Pre-Closing Taxes. Seller shall have the right to sole control regarding any audit or examination by any taxing authority, initiating any claim for refund, filing any amended return, and contesting, resolving and defending against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to any Pre-Closing Taxes, except that with respect to any matter that may affect the Taxes of Purchaser, the Company or any Transferred Subsidiary for any period ending after the Closing Date, Purchaser and the Company shall participate with Seller in control of such matters.

                   (b) Purchaser and the Company shall file and control any Returns required to be filed by the Company and the Transferred Subsidiaries for periods ending after the Closing Date (including Returns in jurisdictions that do not accept Pre-Closing Short Period Tax Returns to be filed by Seller pursuant to Section 9.1 hereof). Seller agrees that it shall provide, and shall cause its accountants and other Representatives to provide, to Purchaser on a timely basis the information, including but not limited to all work papers and records relating to the Company and the Transferred Subsidiaries, that it or the accountants or other Representatives have within their control and that may be reasonably necessary or related to (i) the preparation of any and all Returns, information returns and reports required to be filed by Purchaser or the Company and (ii) audits or other tax determinations or proceedings by or before governmental agencies, such information to be provided in the form in which it has in the past been maintained by Seller, its accountants or other representative.

                   (c) Seller shall timely take any and all actions necessary to effect elections with respect to the Company under Code section 338(h)(10) (and the Treasury Regulations promulgated thereunder) and any comparable provisions of state, local or foreign law (collectively and separately, the "Section 338(h)(10) Election"). Purchaser shall be responsible for, and control, the preparation and filing of such election. The allocation of Purchase Price among the assets of the Company shall be made in accordance with Code section 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. The Purchase Price shall be allocated consistently with the allocations in Section 2 of this Stock Purchase Agreement, and Seller and Purchaser shall file in all respects and for all purposes consistently with such allocation. Seller shall execute and deliver to Purchaser such documents or forms as are required by applicable law for an effective Section 338(h)(10) Election.

             10. Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following condi-tions at or prior to the Closing, and Seller shall exert commercially reasonable efforts to cause each such condition to be so fulfilled:

             (a) The representations and warranties of Seller contained herein and in any Instrument (i) taken as a whole shall be true and correct when made, (ii) shall be deemed to have been made again at and (except those which are made as of a specific earlier date) as of the date of the Closing, and, (iii) taken as a whole, shall then be true and correct, in each case in all respects material to the business, results of operations and financial condition of the Company and the Transferred Subsidiaries taken as a whole.

             (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all respects material to the business, results of operations and financial condition of the Company and the Transferred
Subsidiaries taken as a whole.

             (c) Since the date of this Agreement, except for transactions to take place pursuant hereto at or before the Closing, there shall not have occurred a Material Adverse Effect, other than as a result of general economic or financial conditions or other developments that are not unique to the Company and the Transferred Subsidiaries but also have a significant negative impact on the passive electronics components industry.

             (d) There shall be delivered to Purchaser a cer-tificate executed by the President and Secretary of Seller and the Company, dated the date of the Closing, certifying that the conditions set forth in paragraphs (a), (b) and (c) of this
Section 10 have been fulfilled.

             (e) All other Instruments required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

             (f) Purchaser shall have received an opinion of Seller's counsel, dated the date of the Closing, substantially in accordance with Exhibit 10(f) annexed hereto.

             (g) Seller and the Company shall have obtained the permits, authorizations, consents, waivers and approvals described in Section 5.4(b).

             (h) Purchaser shall have available financing in an amount sufficient to consummate the transaction contemplated hereby, or the unavailability of such financing shall result from the failure of one of the conditions of this Section 10 (or the identical condition in a loan agreement entered into by Purchaser to obtain such financing) to be fulfilled at the time of Closing.

             (i) Purchaser shall have received written resignations of all the directors and officers of the Company and the Transferred Subsidiaries as shall have been requested by Purchaser, or Seller shall have provided for their removal.

             (j) There shall not have occurred prior to the Closing and be continuing on the Closing Date: (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States; (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; or (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on banks or other lending institutions in the United States.

             11. Conditions Precedent to Seller's Obligations. All obligations of Seller hereunder are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert commercially reasonable efforts to cause each such condition to be so fulfilled:

             (a) All representations and warranties of Purchaser contained herein or in any Instrument taken as a whole shall be true and correct when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects.

             (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

             (c) There shall be delivered to Seller a certificate executed by the Vice President and Secretary of Purchaser, dated the date of the Closing, certifying that the conditions set forth in paragraphs (a) and (b) of this Section 11 have been fulfilled.

             (d) All other documents required to be delivered by Purchaser to Seller at or prior to the Closing shall have been so delivered.
             (e) Seller shall have received an opinion of Pur-chaser's counsel, dated the date of the Closing, substantially in accordance with Exhibit 11(e) annexed hereto.

             12. Indemnification. (a) Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall reimburse Purchaser for):

                   (i)  any and all loss, liability or
             damage suffered or incurred by Purchaser, the Company or any Transferred Subsidiary by reason of (A) any untrue representation by Seller contained herein, (B) breach of any warranty by Seller contained herein, (C) nonfulfillment of any covenant or agreement by Seller contained herein or in any Instrument or (D) those environmental matters described in Sections 12(b) and 12(c); and

                   (ii)  any and all actions, suits, proceed-
             ings, claims, demands, assessments, judgments, penalties and fines, and reasonable out-of-pocket costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity (collectively with the amounts in (i) above, the "Costs").

             Except as provided in Sections 12(b), 12(c), 12(m) and 12(n), no amounts of indemnity shall be payable under Sections 12(a)(i) and 12(a)(ii) until and only to the extent that the aggregate dollar amount of all such Costs suffered or incurred by Purchaser, the Company and any Transferred Subsidiary (excluding such Costs indemnified under Sections 12(b), 12(c), 12(m) and 12(n)) exceeds $3,500,000 (the "Basket"). The amount of money that Seller shall be obligated to pay to Purchaser under this
Section 12 shall not exceed $19,000,000.

             (b) Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of, and shall reimburse Purchaser for one hundred percent (100%) of the Costs suffered or incurred by Purchaser, the Company or any Transferred Subsidiary relating to Environmental Laws, without regard to the Basket with respect to:

                   (i) penalties, fines or other punitive sanctions imposed upon Purchaser, the Company or any Transferred Subsidiary by a governmental authority as a result of non-compliance with Environmental Laws prior to the Closing Date and up to the amount of such fines that are allocable to the period prior to the Closing Date to the extent that such penalties, fines or other punitive sanctions are imposed with respect to the operations of facilities owned by the Company or any Transferred Subsidiary as of the Closing Date; and

                   (ii) any liability under Environmental Laws that may arise at any time for the off-site Release of Hazardous Substances by the Company or any Transferred Subsidiary provided that the Release that is the basis of any such claim occurred prior to the Closing Date. "Off-site Release" shall refer to Releases on, at, under or about properties that are not currently operated by the Company or any Transferred Subsidiary as of the Closing Date.

             (c) Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of and shall reimburse Purchaser for (i) one hundred percent (100%) of the Costs suffered or incurred by Purchaser, the Company or any Transferred Subsidiary up to $1,000,000, (ii) fifty percent (50%) of the Costs suffered or incurred by Purchaser, the Company or any Transferred Subsidiary from $1,000,000 to $13,000,000 and
(iii) fifty percent (50%) of the Costs suffered or incurred by Purchaser, the Company or any Transferred Subsidiary in excess of $16,000,000 (subject, however, to Seller's aggregate maximum indemnification of Purchaser of $19,000,000 as set forth in
Section 12(a) above) to the extent attributable to the following:

                    (i)  a breach of any representation in Section
             5.20;

                   (ii) any Site Condition that existed before the Closing Date at any facilities currently operated by the Company or any Transferred Subsidiary, whether or not disclosed in Schedule 5.20, that is required by a governmental authority to be investigated, removed or remediated, or is the basis of a third-party claim against the Company or any Transferred Subsidiary; and

                   (iii) all capitalized costs (other than the Costs described in Section 12(b)) required to be incurred by Purchaser, the Company or any Transferred Subsidiary to ensure that the facilities owned or operated by the Company or any Transferred Subsidiary as of the Closing Date are capable of consistently achieving compliance with the requirements of Environmental Laws that are applicable and enforceable as of the Closing Date (including the Consent Order of December 1993) to achieve customary output under normal operating conditions.

             (d) Sections 12(b) and 12(c) constitute Purchaser's, the Company's and each of the Transferred Subsidiary's exclusive remedy relating to Costs suffered or incurred by them arising in any way out of the Release of Hazardous Substances, Site Conditions, breaches of representations in Section 5.20 hereof, third-party claims relating to Hazardous Substances, or otherwise pursuant to or arising under Environmental Laws, and Purchaser, the Company and the Transferred Subsidiaries are hereby precluded from asserting (and hereby waive the right to assert) any such claims against Seller or any of its Affiliates, whether at law or in equity, for such matter. Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable under Sections 12(b) and 12(c) for

                   (i)  Costs to comply with future Environmental
             Laws or current Environmental Laws which are not yet effective or applicable to the Company;

                   (ii)  Costs with respect to Releases or Site
             Conditions first occurring after the Closing Date, provided, however that to the extent that a Release or Site Condition occurred prior to the Closing Date, Costs shall be indemnified as provided in Section 12(c);

                   (iii) Costs which would otherwise be indemnified under Section 12(b) or 12(c) but for which proper accounting reserves have been established by the Company on or prior to April 3, 1994; and

                   (iv) ordinary or usual costs associated with the ongoing operation of the Business and not specifically arising due to non-compliance with Environmental Laws prior to the Closing Date (including without limitation, the costs of monitoring, sampling and analysis required under any Environmental Permit, and the cost of disposal of Hazardous Substances generated by the Company as a result of ongoing operations).

             (e)  Purchaser hereby indemnifies and agrees to hold
Seller harmless from, against and in respect of (and shall on demand reimburse Seller for):

                   (i)  any and all loss, liability or damage
             suffered or incurred by Seller by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Purchaser contained herein or in any Instrument delivered to Seller pursuant hereto, as well as by reason of the D&B Letter, solely as it relates to the Company and any Transferred Subsidiary;

                   (ii) Costs with respect to Releases and Site Conditions occurring after the Closing Date, including without limitation, those occurring in connection with investigations, excavations or other remediation activities addressing Releases or Site Conditions that occurred or existed prior to the Closing Date; and

                   (iii)  any and all actions, suits, pro-
             ceedings, claims, demands, assessments,
             judgments, penalties, fines, costs and
             expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

             (f) No amounts of indemnity shall be payable under Sections 12(e) for Purchaser's breach of any representation or warranty contained in Section 6(i) until and only to the extent that the dollar amount of all such losses, liabilities or damages suffered or incurred by Seller exceeds $3,500,000. The amount of money that Purchaser shall be obligated to pay Seller under this
Section 12 shall not exceed $19,000,000.

             (g) Notwithstanding anything to the contrary contained in this Agreement, neither party shall be liable to the other party for any consequential damages resulting from its misrepresentation, breach of warranty or failure to perform any of its obligations under this Agreement.

             (h) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of any Costs arising under this
Section 12:

                   (i) with respect to any claim for indemnification
             hereunder, unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the applicable date as of which the indemnity with respect to such claim expires under Section 14(b);

                   (ii)  with respect to any Costs that the
             Indemnified Party had an opportunity, but failed, in good faith to mitigate, including but not limited to its failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, to the extent that failure to so mitigate would result in a reduction in damages recoverable under applicable principles of contract law; or

                   (iii)  with respect to any Costs suffered,
             incurred or sustained by Purchaser or to which it becomes subject, to the extent such Costs arise from or were caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing.

             (i) All claims for indemnification by any Indemnified Party under Section 12 will be asserted and resolved as follows:

                   (i) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 12 is asserted against or sought to be collected from such Indemnified Party by an individual, corporation, partnership, organization, association, governmental or regulatory authority or trust (a "Person") other than by Seller, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes the liability to the Indemnified Party under Section 12 and whether the Indemnifying Party desires, at its sole cost and expense, except as provided herein, to defend the Indemnified Party against such Third Party Claim.


                          (A)  If the Indemnifying Party notifies the
                   Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 12(i), then the Indemnifying Party will have the right to defend (with counsel reasonably satisfactory to the Indemnified Party), at the sole cost and expense of the Indemnifying Party, except as provided herein, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party, provided the Indemnifying Party pays any judgment or settlement that results therefrom or obtains a general release in favor of Purchaser, the Company and the Transferred Subsidiaries or otherwise with the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnifying Party will have full control of such defense and proceedings, including any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, except as provided herein, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 12(i)(A), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not being materially prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 12(i)(B) below, if an Indemnified Party takes any such action that is materially prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action, in which case the Indemnified Party and not the Indemnifying Party may defend); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party except as provided herein, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing, and subject to the next sentence, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim if it irrevocably waives its right to indemnity under
                   Section 12 with respect to such Third Party Claim. In the event, however, a Third Party Claim is asserted that is reasonably likely to materially adversely affect the continuing operation of a material portion of the Company's business, the Indemnified Party may notify the Indemnifying Party within the Dispute Period that the Indemnified Party elects to assume joint control with the Indemnifying Party of the defense or settlement of such Third Party Claim (in which case the Indemnifying Party may not have sole control and the Indemnifying Party and the Indemnified Party shall cooperate with each other reasonably and in good faith in such defense, prosecution and settlement), and the right to indemnification under this Section 12 shall remain in effect.

                          (B)  If the Indemnifying Party fails to
                   notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this
                   Section 12(i), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, of if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, except as provided herein, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in Section 12(i)(A)) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, except as provided herein, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this
                   Section 12(i)(B), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in Section 12(i)(C) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 12(i)(B) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12(i)(B), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                          (C) If the Indemnifying Party notifies the
                   Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Costs in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Costs to the Indemnified Party on demand to the extent provided herein. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with subsection (i) of Section 20. Upon any final determination that the Indemnifying Party is not liable with respect to such claim, the Indemnified Party may take over the control of the defense or settlement of such claim if it irrevocably waives its right to indemnity under Section 12.

                   (ii) In the event any Indemnified Party has a claim under this Section 12 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Costs in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Section 12 and the Indemnifying Party shall pay the amount of such Costs to the Indemnified Party on demand to the extent provided herein. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with subsection
             (i) of Section 20.

                   (iii) In the event of any loss, liability or damages resulting from a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement or in any Instrument, as to which an Indemnified Party would be entitled to a claim of indemnity under this Section 12 but for the fact that the Costs suffered or incurred by Purchaser, the Company or any Transferred Subsidiary do not exceed $3,500,000 in the aggregate, such Indemnified Party may nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Costs. In the case of a Claim Notice, the provisions of Section 12(i)(A) will be applicable. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Costs specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination as to whether the $3,500,000 threshold referred to above has been met. If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with subsection (i) of Section 20.

                   (iv) In the event of any claim, counterclaim or crossclaim for indemnity under this Section 12, each party agrees to give to the other party and its Representatives reasonable access to the relevant books, documents and records, and to cause its officers, employees, agents and other representatives to cooperate fully, in connection with the prosecution or defense of such claim, counterclaim or crossclaim, to the extent such requesting party reasonably deems necessary in connection with its rights and obligations under this Section 12.

             (j) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no Costs shall be deemed to have been sustained by such party to the extent of (i) the then present value of any actual tax savings realized by such party with respect thereto or (ii) any proceeds received by such party from any insurance policies with respect thereto.


             (k) To the extent permitted by law, the indemnities set forth in this Section 12 shall be the exclusive remedies of Purchaser and Seller for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement or any Instrument delivered pursuant hereto, and, absent fraud, the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

             (l) Notwithstanding anything to the contrary contained herein, the provisions of this Section 12 shall apply only if the Closing takes place and the transactions contemplated hereby are consummated.

             (m) Notwithstanding anything to the contrary contained in this Agreement, Seller shall continue to control and shall indemnify and hold Purchaser harmless from (and shall on demand reimburse Purchaser for) all Costs suffered or incurred by Purchaser, the Company or any Transferred Subsidiary relating to the action entitled Jean Barilla and George Barilla v. Vitramon, Inc. et al. (and any amendment thereof or any claim relating thereto) and none of the other rights of Purchaser or the limitations on Seller's obligation to indemnify and to hold
Purchaser harmless from, against and in respect of all Costs contained in this Section 12, including, without limitation, the Basket, the $19,000,000 limitation on liabilities and the period of survival described in Section 14, shall apply to the provisions of this Section 12(m).

             (n) Notwithstanding anything to the contrary contained in this Agreement, the Basket and the $19,000,000 limitation on liabilities shall not apply to any Costs suffered or incurred by Purchaser, the Company or any Transferred Subsidiary as a result of or arising out of a failure by Seller to perform or fulfill each of its obligations to transfer money or extinguish liabilities under Sections 5.18(d), 8.1.4 and 9.1.

             (o)   For purposes of this Section 12:

                   "Claim Notice" means written notification pursuant to Section 12(i) of a Third Party Claim as to which indemnity under this Section 12 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under this Section 12, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                   "Cut-off Date" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in Section 14(b).

                   "Dispute Period" means the period ending 60 days following receipt by the Indemnifying Party of either a Claim
Notice or an Indemnity Notice.

                   "Indemnified Party" means the party to this Agreement claiming indemnification under any provision of this
Section 12.

                   "Indemnifying Party" means the party to this Agreement against which a claim for indemnification is being asserted under any provision of this Section 12.

                   "Indemnity Notice" means written notification pursuant to Section 12(i)(ii) of a claim for indemnity under this
Section 12 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount determined in good faith, of such claim.

             13. Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing solely:

              (i) by the mutual written consent of Purchaser and Seller;

             (ii) by Seller or Purchaser if the Closing Date shall not have occurred on or before August 11, 1994; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Closing Date to occur on or before such date; and

           (iii) by Purchaser if on the Closing Date any of the conditions provided for in Section 10 have not been met and have not been waived by Purchaser, or by Seller if on the Closing Date any of the conditions provided for in Section 11 have not been met and have not been waived by Seller.

              (b) In the event of the termination and abandonment of this Agreement pursuant to this Section 13, subject to Section 13(c), this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders except the provisions with respect to expenses in Section 16 and confidentiality in Section 20 shall continue to apply following any such termination.

             (c) If Seller terminates this Agreement pursuant to clauses (ii) or (iii) of Section 13(a) following a material breach by Purchaser of the representations and warranties contained in Section 6 taken as a whole, or a failure by Purchaser to perform any material covenant or agreement in all material respects, then Purchaser shall have 30 days from the date of termination to provide conclusive evidence to Seller that it is immediately able to cure the breach or perform the covenant or agreement that gave rise to the termination. If Purchaser is unable to give such conclusive evidence to Seller, then Purchaser shall, within one business day after such thirty-day period, pay to the Seller in cash a termination fee of $7,500,000.

             14. Nature and Survival of Representations and Warranties. (a) Each representation, warranty, indemnity, covenant and agreement made by Seller or Purchaser in this Agreement or in any certificate delivered by or on behalf Seller or Purchaser pursuant to this Agreement shall be deemed the representation, warranty, indemnity, covenant and agreement of Seller or Purchaser, as the case may be.

             (b) The representations and warranties of Seller contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.9,
5.11(a), 5.12, 5.13 (excluding 5.13(b)), 5.14, 5.16, 5.17, 5.21,
5.22, and in Section 5.23 to the extent it relates to the foregoing Sections, and of Purchaser contained in Article 6, and the other covenants and agreements of the parties relating thereto to be performed prior to Closing, shall survive the Closing Date and shall expire on December 31, 1994 (except that Seller's representation contained in Section 5.16 relating to the D&B Letter shall expire three months following the Closing Date). The representations and warranties of Seller contained in Sections 5.10, 5.11(b), 5.15, 5.18, 5.19 and 5.20, and in Section
5.23 to the extent it relates to the foregoing Sections, and the other covenants and agreements of Seller relating thereto to be performed prior to the Closing shall survive the Closing Date and shall expire on the second anniversary of the Closing Date. Notwithstanding the foregoing, Purchaser's right to claim indemnification for Seller's obligations under Section 12(c) shall expire on the second anniversary of the Closing Date and Purchaser's right to claim indemnification for Seller's obligations under Section 12(b) shall expire on the seventh anniversary of the Closing Date, whether or not such obligations arise out of a breach of a representation or warranty contained in Section 5.20. The representations and warranties of Seller contained in Section 5.8 and in Section 5.23 hereof to the extent it relates to Section 5.8 hereof, and the other covenants and agreements of Seller relating thereto to be performed prior to the Closing, shall survive the Closing Date and shall expire thirty days following the expiration of the relevant statute of limitation. The representations and warranties of Seller contained in Section 5.13(b) shall not survive the Closing. Seller's right to claim indemnification for Purchaser's obligations under Section 12(e)(ii) and, to the extent it relates thereto, Section 12(e)(iii), shall expire on the second anniversary of the Closing Date.

             (c) In the event that at or prior to Closing, Purchaser obtains actual knowledge of a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of a covenant or agreement by Seller (a "Breach"), then the following procedures shall apply:

                   (i) If such Breach was disclosed by Seller to Purchaser, such disclosure shall (A) set forth in reasonable detail the specific facts and circumstances relating to the Breach to the extent known to Seller and (B) contain a representation and warranty by Seller that such Breach would not result in non-satisfaction of the conditions set forth in Sections 10(a) or (b) of this Agreement, as the case may be.

                   (ii) If such Breach was disclosed by Purchaser to Seller, such disclosure shall (A) set forth in reasonable detail the specific facts and circumstances relating to the Breach to the extent known to Purchaser and (B) contain a demand that Seller represent and warrant that (x) it did not have actual knowledge of the Breach prior to signing this Agreement and (y) such Breach would not result in non-satisfaction of the conditions set forth in Sections 10(a) or (b) of this Agreement, as the case may be.

                   (iii)  If Seller does not provide all of the
             representations and warranties specified in clauses (i) or (ii) above, then Purchaser may elect either to (A) terminate the Agreement pursuant to Section 13(a) hereof or (B) proceed to Closing, in which case it shall waive its right to seek indemnity from Seller for any loss, liability or damage resulting from the Breach following the Closing.

                   (iv) If Seller makes all the representations and warranties specified in clauses (i) or (ii) above, then Purchaser shall be required to proceed to Closing, but shall retain all of its rights with respect to obtaining indemnification from Seller for any loss, liability or damage resulting from the Breach.

                   (v) If Purchaser obtains actual knowledge of a Breach and Seller does not have actual knowledge thereof, then if Purchaser fails to notify Seller of such Breach pursuant to clause (ii) above, Purchaser shall be deemed to have waived such Breach.

                   (vi) The representations and warranties made by Seller pursuant to clauses (i) and (ii) above shall survive the Closing Date and shall expire six months after the date of this Agreement; provided, however, that this provision shall not otherwise affect Purchaser's rights under Sections 12 and 14(b) of this Agreement.

             15. Notices. Any notice or consent hereunder shall be in writing and hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express or other similar courier service or by facsimile, as follows:

       if to Seller:

             Thomas & Betts Corporation
             1555 Lynnfield Road
             Memphis, Tennessee 38119
             Attn:  President
             Fax:  901-685-1988

       with a copy to:

             Thomas & Betts Corporation
             1555 Lynnfield Road
             Memphis, Tennessee 38119
             Attn:  Vice President-General Counsel
             Fax:   901-680-5960
       and

             Milbank, Tweed, Hadley & McCloy
             One Chase Manhattan Plaza
             New York, New York 10005
             Attn:  Lawrence Lederman, Esq.
             Fax: 212-530-5219

       if to Purchaser:

             Vishay Intertechnology, Inc.
             63 Lincoln Highway
             Malvern, Pennsylvania  19355
             Attn:  Avi D. Eden, Esq.
             Fax: 215-296-0657

       with a copy to:

             Kramer, Levin, Naftalis, Nessen, Kamin & Frankel
             919 Third Avenue
             New York, New York  10022
             Attn:  Scott S. Rosenblum, Esq.
             Fax: 212-688-2119

or at such other address (or to such other person's attention) as shall be specified by like notice. Any notice shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Notwithstanding the foregoing, notice sent by recognized overnight carrier shall be conclusively presumed to have been received when signed by a representative of the recipient and notice sent by fax transmission shall be conclusively deemed to have been received upon receipt of answerback confirmation.

             16. Legal and Other Costs. (a) In the event that any party (the "Defaulting Party") defaults in its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to enforce its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled hereunder by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all reasonable costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement, subject to the limitations of Section 12 hereof.
             (b) In the event that the Non-Defaulting Party is entitled to receive an amount of money by reason of the Default-ing Party's default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 1.5% per month (but if such rate is not permitted under the laws of the State of New York, then at the highest rate which is permitted to be paid under the laws of the State of New York) during the period between the date such payment should have been made hereunder and the date of the actual payment thereof.

             (c) Except as provided in this Section 16 or otherwise in this Agreement, each party hereto shall pay its own legal, accounting and other expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

             17. Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other persons to whom the Company and the Transferred Subsidiaries sell goods or provide services or with whom the Company and the Transferred
Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval, which approval shall not be unreasonably withheld, of any press release to be issued immediately following the execution of this Agreement or the Closing hereunder with respect to the transactions contemplated by this Agreement.

             18. Scope of Representations and Warranties. Neither party makes any representation and warranties whatsoever, express or implied, except for those representations and warranties (a) contained in this Agreement, in the Exhibits and Schedules hereto and in the Closing Certificates to be delivered pursuant to Sections 10(d) and 11(c) hereto or (b) explicitly identified by the person making such representation, as a representation and warranty under this Agreement in any other agreement, document, certificate or instrument delivered in connection herewith (collectively, "Instrument").

             19.   Non-Competition.

             19.1 Covenant. (a) Seller hereby agrees that for a period of five years following the Closing Date (the "Restricted Period") neither the Seller nor any of its subsidiaries, whether acting individually or through any joint venture or one or more third parties, shall:

                   (i) own, manage, operate, control, or engage in the ownership, management, operation or control of or have any interest in, as a stockholder, partner or otherwise, any business, entity or enterprise that engages in the Business within the Territory (as hereinafter defined) during the Restricted Period;

                   (ii) interfere in any material respect with any contractual relationship of the Business with any customer or supplier of the Business; or

                   (iii) solicit the employment of any person who at
             the time is, or at any time within the prior three months shall have been, an employee of the Business (other than one who resigns voluntarily prior to any such solicitation or is terminated by the Business after the Closing Date).

             (b) Notwithstanding anything to the contrary contained herein, this agreement is not intended to and shall not be construed as prohibiting Seller or any of its Affiliates from:

                          (i)  purchasing products of the Business for
                   such Person's own use;

                          (ii) acquiring the beneficial ownership of
                   less than 5% of the equity securities of any publicly traded corporation; or

                          (iii)  acquiring any business, entity or
                   enterprise which, as an incidental portion of its business, engages in the Business, provided, however, that Seller promptly divests itself of such portion following the acquisition thereof.

             (c) For purposes of this Agreement, the "Territory" shall mean any state or territory of the United States and any foreign country or any foreign territory.

             19.2 Confidentiality. Seller acknowledges that certain information relating to the Business is confidential and that such information is a special, valuable and major asset of the Business, and that wrongful use or disclosure of any such confidential information would cause Purchaser immediate and irreparable harm. Seller hereby agrees that during the Restricted Period, it will not, and will cause its officers, employees, agents, representatives, subsidiaries and other Affiliates not to disclose to others, directly or indirectly, any confidential information relating to the Business (including, without limitation, any confidential information relating to programs, techniques or work products, any trade secrets, any reports, recommendations or conclusions or any information as to present or future business plans or finances, or with respect to any products, services, suppliers, customers or prospective customers relating to the Business) without the prior written consent of the Purchaser (a) except as may be necessary to comply with any applicable law, governmental order or regulation (and in any such case only after affording the Purchaser the opportunity to review the text of such disclosure before it is made) and (b) except for information which is or becomes publicly available other than as a result of a breach by Seller of the provisions hereof.

             19.3 Remedies. Seller hereby acknowledges, represents and warrants to Purchaser that the provisions of Sections 19.1 and 19.2 are reasonable in all respects and necessary and appropriate to protect the legitimate business interests of Purchaser in connection with the Business. The parties acknowledge that any breach or violation, or threatened breach or violation, of any provision of such Sections may cause Purchaser immediate and irreparable harm that cannot be adequately compensated by money damages. In any such event, Purchaser shall, in addition to all other rights or remedies available at law or in equity, be entitled to obtain any injunctive relief without having to prove the inadequacy of the available remedies at law or any actual damages to restrain any breach or violation, or threatened breach or violation, of such Sections by Seller.
Any remedy sought or obtained by Purchaser shall not be considered either exclusive or a waiver of the rights of Purchaser or any other person to assert any other remedies they have in law or equity. In any proceeding upon a motion for any such injunctive relief, Seller's ability to answer in damages shall not be a bar, or be interposed as a defense, to the grant-ing of such injunctive relief against Seller.

             19.4 Non-Competition Severability. If any provision of this Section 19 is determined to be invalid, unenforceable or excessive in scope by any court or other body of competent juris-diction, such provision shall be ineffective only to the most limited extent so as not to render the agreement not to compete unenforceable, and the remaining provisions shall remain in full force and effect as if this Section 19 had been constructed with the invalid, unenforceable or excessive provision so limited.

             20. Miscellaneous. (a) This Agreement and the letter agreement dated May 27, 1994 between Seller and Purchaser (the "Confidentiality Agreement") constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, supersede all prior understandings, whether written or oral, with respect thereto and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement or the Confidentiality Agreement, as the case may be, signed by all of the parties hereto. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give any Person other than the parties hereto, their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

             (b) No waiver of any provision hereof or of any breach or default hereunder shall be considered valid unless in a writing specifically identifying such provision, breach or default and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any other provision or any subsequent breach or any other default of the same or similar nature.

             (c) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party without the prior consent of the other, and any attempt to do so will be void, except that Purchaser may assign its rights and delegate the performance of its obligations hereunder to a directly or indirectly wholly-owned subsidiary that agrees in writing to be bound by all the terms hereof, but no such assignment or delegation shall relieve Purchaser of its obligations hereunder.

             (d) The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs, or otherwise affect the meaning or interpretation of this Agreement.

             (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further docu-ments as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

             (f) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

             (g) This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely therein.

             (h) Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions hereof shall remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

             (i) Any dispute or controversy arising with respect to a claim of indemnification hereunder, including, without limitation, any dispute concerning the scope of this arbitration clause, shall be settled by arbitration in New York City by a panel of three arbitrators in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators shall be final, conclusive and binding on the parties and may be entered in and enforced to the fullest extent of the law by any court having jurisdiction thereof, and the parties hereby consent to the jurisdiction of the New York courts for this purpose.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                            THOMAS & BETTS CORPORATION

                                            By:  /s/  James D. Hay
                                               Name:  James D. Hay
                                               Title:    Vice President-
                                                       General Counsel




                                            VISHAY INTERTECHNOLOGY, INC.


                                            By:  /s/  Felix Zandman
                                               Name:  Felix Zandman
                                               Title:  President, Chief
                                                       Executive Officer